Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

July 7, 2023

among

SMG Industries Inc.,

5J Trucking, LLC,

5J Oilfield Services, LLC,

5J Specialized LLC,

5J Transportation LLC,

5J Logistics Services LLC,

5J DRIVEAWAY LLC,

and, upon the consummation of the Closing Date Transactions,

Barnhart Transportation, LLC,

Legend Equipment Leasing, LLC

Barnhart Fleet Maintenance, LLC,

Route 20 Tank Wash LLC,

Lake Shore Logistics, LLC, and

Lake Shore Global Solutions LLC,

as Borrowers,

SKYLINE HOLDING, INC.,

as a Loan Guarantor,

the other Loan Parties party hereto,

the Lenders party hereto

and

GREAT ROCK CAPITAL PARTNERS MANAGEMENT, LLC,

as Administrative Agent

v

SCHEDULES:

Commitment Schedule

Schedule 1	--	Existing Indebtedness to be Repaid
Schedule 3.05	--	Properties
Schedule 3.06	--	Disclosed Matters
Schedule 3.12		Material Agreements
Schedule 3.14	--	Insurance
Schedule 3.15	--	Capitalization and Subsidiaries
Schedule 3.22	--	Rolling Stock Subject to Title Documents
Schedule 3.26	--	TRAC Lease Agreements
Schedule 5.15	--	Post-Closing Obligations
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.04	--	Existing Investments
Schedule 6.10	--	Existing Restrictions

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Term Loan Borrowing Base Certificate
Exhibit C	--	Form of Compliance Certificate
Exhibit D	--	Form of Joinder Agreement
Exhibit E-1	--	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	--	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	--	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	--	U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

ANNEXES:

Annex A	--	Administrative Agent’s Account Information

This CREDIT AGREEMENT dated as of July 7, 2023 (as it may be amended or modified from time to time, this “Agreement”) is by and among (a) SMG Industries Inc., a Delaware corporation (“SMG”), (b) 5J Trucking, LLC, a Texas limited liability company (“5J Trucking”), (c) 5J Oilfield services, LLC, a Texas limited liability company (“5J Oilfield Services”), (d) 5J Specialized LLC, a Texas limited liability company (“5J Specialized”), (e) 5J Transportation LLC, a Texas limited liability company (“5J Transportation”), (f) 5J Logistics Services LLC, a Texas limited liability company (“5J Logistics”), (g) 5J DRIVEAWAY LLC, a Texas limited Liability company (“5J Driveaway”) and, upon the consummation of the Closing Date Transactions, (h) Barnhart Transportation, LLC, a Pennsylvania limited liability company (“Barnhart Transportation”), (i) LEGEND EQUIPMENT LEASING, LLC, a Pennsylvania limited liability company (“Barnhart Leasing”), (j) BARNHART FLEET MAINTENANCE, LLC, a Pennsylvania limited liability company (“Maintenance”), (k) ROUTE 20 TANK WASH LLC, a Pennsylvania limited liability company (“Tank Wash”), (l) LAKE SHORE LOGISTICS, LLC, a Pennsylvania limited liability company (“Barnhart Logistics”), (m) LAKE SHORE GLOBAL SOLUTIONS LLC, a Pennsylvania limited liability company (“Global Solutions”), as Borrowers, (n) SKYLINE HOLDING, INC., a Delaware corporation, and successor by merger with Legend Holding (“Skyline”), as a Loan Guarantor, (o) the other Loan Parties party hereto, (p) the Lenders party hereto, and (q) GREAT ROCK CAPITAL PARTNERS MANAGEMENT, LLC, as Administrative Agent.

PRELIMINARY STATEMENTS:

(1)            Contemporaneously with the transactions contemplated by this Agreement, the Loan Parties are entering into the Closing Date Transaction Agreement and consummating a series of transactions pursuant to which, among other things (a) SMG will purchase the Barnhart Target Companies and (b) SMG will cause Skyline Merger Sub to merge with and into Legend Holding with Skyline Merger Sub ceasing to exist and Legend Holding surviving as a wholly-owned subsidiary of SMG, after which SMG will cause Legend Holding to merge with and into Skyline with Legend Holding ceasing to exist and Skyline surviving as a wholly-owned subsidiary of SMG (the “Skyline Merger”).

(2)            The Borrowers have requested that the Lenders extend credit to the Borrowers to (a) refinance the Existing Indebtedness, (b) facilitate the consummation of the Closing Date Transactions and (c) to pay fees and expenses in connection with the closing of this Agreement and the Closing Date Transactions.

(3)            Subject to and upon the terms and conditions set forth herein, the Administrative Agent and Lenders are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.         Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“5J Driveaway” has the meaning assigned to such term in the introductory paragraph.

“5J Logistics” has the meaning assigned to such term in the introductory paragraph.

“5J Oilfield Services” has the meaning assigned to such term in the introductory paragraph.

“5J Specialized” has the meaning assigned to such term in the introductory paragraph.

“5J Transportation” has the meaning assigned to such term in the introductory paragraph.

“5J Trucking” has the meaning assigned to such term in the introductory paragraph.

“ABL Agent” means JPMCB, in its capacity as administrative agent on behalf of the ABL Lenders under the ABL Debt Documents.

“ABL Borrowing Base” means the “Borrowing Base” as defined in the ABL Credit Agreement as in effect on the date hereof as amended in accordance with the terms of the Intercreditor Agreement.

“ABL Borrowing Base Certificate” means “Borrowing Base Certificate” as defined in the ABL Credit Agreement as in effect on the date hereof as amended in accordance with the terms of the Intercreditor Agreement.

“ABL Credit Agreement” means that certain Credit Agreement dated as of the Effective Date, by and among the Borrowers, the other Loan Parties, the ABL Lenders and the ABL Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted under this Agreement and the Intercreditor Agreement.

“ABL Debt” means the Indebtedness and other obligations owing to the ABL Agent and the ABL Lenders from time to time under the ABL Debt Documents.

“ABL Debt Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Lenders” means the financial institutions party to the ABL Credit Agreement as lenders from time to time.

“ABL Liens” mean the Liens granted by any Loan Party in favor of the ABL Agent to secure ABL Debt permitted hereby, so long as such Liens are subject to, and permitted by, the Intercreditor Agreement.

“ABL Revolving Loans” means the “Revolving Loans” as defined in the ABL Credit Agreement as in effect on the date hereof as amended in accordance with the terms of the Intercreditor Agreement.

“Acceptable Appraisal” means, with respect to an appraisal of M&E and/or Rolling Stock, the most recent appraisal of such property received by the Administrative Agent (a) from an appraisal company satisfactory to the Administrative Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to the Administrative Agent, and (c) the results of which are satisfactory to the Administrative Agent, in each case under this definition, in the Administrative Agent’s Permitted Discretion.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Great Rock Capital Partners Management, LLC (or any of its designated affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” has the meaning assigned to such term in Section 2.03.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Aggregate Term Loan Commitment” means, at any time, the aggregate of the Term Loan Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Term Loan Commitment is $31,686,058.

“Aggregate Term Loan Exposure” means, at any time, the aggregate Term Loan Exposure of all the Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Annualized Basis” means, for purposes of calculating any amount for any period ending before twelve (12) full calendar months have elapsed after the Effective Date, the product of (a) the actual amount of such item during such period, multiplied by (b) a ratio, the numerator of which is twelve (12), and the denominator of which is the number of full calendar months that have elapsed after the Effective Date through the end of such period.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the Aggregate Term Loan Commitment, and (b) with respect to Protective Advances or with respect to the Aggregate Term Loan Exposure, a percentage based upon its share of the Aggregate Term Loan Exposure.

“Applicable Rate” means, as of any date of determination (a) from the Effective Date until the Initial Applicable Rate Reset Date, (i) with respect to Base Rate Loans, 5.50% and (ii) with respect to Term Benchmark Loans, 6.50%, and (b) commencing on the Initial Applicable Rate Reset Date, and continuing on each Applicable Rate Reset Date, then on each such Applicable Rate Reset Date, the Applicable Rate shall be as set forth in the following table that corresponds to the Leverage Ratio of the Loan Parties as of the end of each of the most recently completed trailing twelve (12) consecutive month period. Any changes in the Applicable Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in this definition. Any such determination by the Administrative Agent shall be conclusive absent manifest error.

Leverage Ratio	Applicable Rate for Base Rate Loans	Applicable Rate for Term Benchmark Loans
Category 1 ≥ 2.50	5.50%	6.50%
Category 2 ≥ 2.00 <2.50	5.00%	6.00%
Category 3 <2.00	4.50%	5.50%

The Applicable Rate shall be re-determined as of each Applicable Rate Reset Date in accordance with the Compliance Certificate (and related financial statements) of the Borrowers most recently delivered pursuant to Section 5.01(d) in form and substance reasonably satisfactory to the Administrative Agent. If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise) and (x) a proper calculation would have resulted in a higher Applicable Rate, the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered or (y) a proper calculation would have resulted in a lower Applicable Rate, so long as no Event of Default shall have occurred and be continuing, upon written request from Borrower, the Administrative Agent shall apply a credit against the Borrowers’ succeeding interest payments equal to the difference between the amount that was actually paid and the amount that would have been paid, provided that, in the case of this clause (y), such readjustment shall be limited to the time period covered by the most recently ended fiscal quarter of SMG. For the avoidance of doubt, the Administrative Agent shall have no responsibility or obligation to determine the accuracy of any such financial statements or Compliance Certificate.

“Applicable Rate Reset Date” shall mean the first calendar day of the calendar month following (i) so long as no Event of Default has occurred and is continuing, the six (6) month anniversary of the Effective Date (the “Initial Applicable Rate Reset Date”), and (ii) each six (6) month anniversary of the Initial Applicable Rate Reset Date thereafter.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail or facsimile that any party is obligated to, or otherwise chooses to, provide to the Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Administrative Agent or any Lender specifically instructs a Person to deliver in physical form.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Sale” means the sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of Borrower Representative or any Subsidiary) by any Borrower or any Subsidiary to any Person of such Borrower’s or such Subsidiary’s respective assets, including, without limitation, the sale of any Equity Interests in any Subsidiary; provided that the term Asset Sale specifically excludes (i) any sales, leases, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, Equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business; (ii) any actual or constructive total loss of property or the use thereof, resulting from destruction, damage beyond repair or other rendition of such property as permanently unfit for normal use from any casualty or similar occurrence whatsoever; (iii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage or such longer reasonable time period as determined under the Company’s plan of restoration or replacement for such property established within a ninety (90) day period after such occurrence provided such plan is acceptable to the Administrative Agent in its Permitted Discretion; (iv) the condemnation, confiscation or seizure of, or requisition of title to or use of any property; or (v) in the case of any unmovable property located upon a leasehold, the termination or expiration of such leasehold.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Barnhart Leasing” has the meaning assigned to such term in the introductory paragraph.

“Barnhart Logistics” has the meaning assigned to such term in the introductory paragraph.

“Barnhart Seller Note” means that certain Subordinated Promissory Note dated as of the Effective Date, issued by SMG, as maker, in favor of Timothy W. Barnhart, Seller Representative, as payee, in the original principal amount of $3,000,000, which shall constitute Subordinated Indebtedness, as the same may be amended, restated or otherwise modified from time to time, to the extent permitted in this Agreement.

“Barnhart Sellers” means, collectively, Bryan S. Barnhart, Timothy W. Barnhart and Timothy W. Barnhart, in his capacity as Trustee of the Timothy W. Barnhart 2017 Revocable Trust.

“Barnhart Target Companies” means, collectively, Barnhart Transportation, LLC, Barnhart Fleet Maintenance, LLC, Lake Shore Global Solutions LLC, Lake Shore Logistics, LLC, Legend Equipment Leasing LLC, and Route 20 Tank Wash LLC, each a Pennsylvania limited liability company, and each individually is a “Barnhart Target Company”.

“Barnhart Transportation” has the meaning assigned to such term in the introductory paragraph.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.50%, (c) Term SOFR Rate for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, or (d) 2.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If for any reason the Administrative Agent shall have determined in good faith that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the NYFRB to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Benchmark” means, initially, Term SOFR Rate; provided, that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(d).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan or any Base Rate Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” or “Borrowers” means, individually or collectively, SMG, 5J Trucking, 5J Oilfield Services, 5J Specialized, 5J Transportation, 5J Logistics, 5J Driveaway, and, upon consummation of the Closing Date Transactions, Barnhart Transportation, Barnhart Leasing, Maintenance, Tank Wash, Barnhart Logistics, Global Solutions, and each Subsidiary of a Borrower that becomes a party to this Agreement as a “Borrower” after the Effective Date pursuant to Section 5.14, in each case, until such time as any such Person is released from its obligations under the Loan Documents in accordance with this Agreement.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) a Term Loan Borrowing, and (b) a Protective Advance.

“Borrowing Base Overadvance” has the meaning assigned to such term in Section 2.11(c).

“Borrowing Request” means a request by the Borrower Representative for the Term Loans in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in Section 6.10(a) or 6.10(b).

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in relation to Term Benchmark Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term Benchmark Loans, or any other dealings of such Term Benchmark Loans, any such day that is only an U.S. Government Securities Business Day.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of SMG and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking of, any property of any Loan Party.

“Certificates of Title” means any certificates of title, certificates of ownership or any other registration certificates (including those in electronic form) issued under the laws of any State or Commonwealth of the United States of America or any political subdivision thereof with respect to trucks, trailers, motor vehicles or other vehicles or equipment.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of SMG; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of SMG by Persons who were not (i) directors of SMG on the date of this Agreement, nominated, appointed or approved for consideration by shareholders for election by the board of directors of SMG, (ii) approved by the board of directors of SMG as director candidates prior to their election, nor (iii) appointed by directors so nominated, appointed or approved; or (c) SMG shall cease to own, free and clear of all Liens or other encumbrances, directly or indirectly, at least 100% (other than directors’ qualifying shares) of the outstanding voting Equity Interests of any other Borrower on a fully diluted basis (other than pursuant to a transaction expressly permitted by this Agreement).

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Closing Appraisal” means, collectively, (a) that certain written appraisal prepared by Hilco Valuation Services with respect to Rolling Stock and other M&E owned by SMG and its consolidated Subsidiaries as of February 6, 2023 and with a valuation as of June 13, 2023, and (b) that certain written appraisal prepared by Taylor & Martin, Inc. with respect to Rolling Stock and other M&E owned by the Barnhart Target Companies as of June 9, 2023 and with a valuation as of June 9, 2023.

“Closing Date Transactions” means the acquisition of all of the Equity Interests of the Barnhart Target Companies by SMG pursuant to the Closing Date Transaction Agreement, the consummation of the Skyline Merger and the consummation of the related transactions contemplated under the Closing Date Transaction Documents to occur on the Effective Date.

“Closing Date Transaction Agreement” means that certain Transaction Agreement dated as of the Effective Date, by and among the Barnhart Target Companies, SMG, Legend Holding, Skyline Merger Sub, the Barnhart Sellers and the Seller Representative (as defined therein) together with all schedules, exhibits and other attachments thereto.

“Closing Date Transaction Documents” means the Closing Date Transaction Agreement and all agreements, documents instruments executed or delivered pursuant thereto or in connection therewith (other than the Loan Documents or the ABL Debt Documents).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations, except for Excluded Property.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Term Loan Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, including the ability to nominate or appoint a majority of the board of directors or equivalent governing body of a Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Cox Note” means that certain 6% Secured Promissory Note, dated December 7, 2018, issued by SMG in favor of Denice Cox in the principal amount of $800,000.

“Cox Subordination Agreement” means that certain Subordination Agreement, dated as of the Effective Date, by and among Denice Cox, the Administrative Agent and the ABL Agent, as amended from time to time.

“Credit Party” means the Administrative Agent or any other Lender.

“Custodial Agreement” means any Collateral Agency Agreement or similar agreement in form and substance acceptable to the Administrative Agent, among the Administrative Agent, the ABL Agent, the Loan Parties and the Servicing Agent, as the same may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any day, with respect to any Loans and other monetary Obligations, a rate per annum equal to 2% per annum above the interest rate that would otherwise be applicable thereto.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deposit Account Control Agreement” means a control agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by a Loan Party or one of its Subsidiaries, the Administrative Agent, and the applicable depository bank acceptable to the Administrative Agent.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date which is 180 days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 180 days after the Maturity Date. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Dividing Person” has the meaning assigned to such term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the Security Agreement.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“E-Signature” means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate or accept such Approved Electronic Communication.

“EBITDA” means, for any period, for SMG and its Subsidiaries on a consolidated basis, the sum of:

(a)            Net Income for such period, plus

(b)            without duplication and to the extent deducted in determining Net Income for such period, the sum of:

(i)               Interest Expense for such period,

(ii)              income tax expense for such period net of tax refunds,

(iii)            all depreciation expense for such period,

(iv)            all amortization expense for such period,

(v)             out-of-pocket transaction costs incurred in connection with the Transactions contemplated by this Agreement to occur on or before the Effective Date in an amount not to exceed $3,000,000, unless otherwise approved in writing by the Administrative Agent in its Permitted Discretion, and reasonable out-of-pocket costs and expenses incurred (or reimbursed) in connection with any amendment, waiver or other modification to this Agreement or the ABL Credit Agreement,

(vi)            any non-recurring fees, cash charges and other cash expenses (including severance costs) made or incurred in connection with the Closing Date Transactions that are paid or otherwise accounted for within 90 days of the consummation of the Closing Date Transactions in an amount not to exceed $500,000,

(vii)            out-of-pocket costs, fees and expenses payable to non-Affiliates of any Loan Party and incurred in connection with any Permitted Acquisition, permitted investment, permitted issuance of equity, permitted asset disposition or permitted issuance of debt, in each case, to the extent permitted by the Loan Documents, whether or not consummated; provided, that, the amount of such costs, fees and expenses associated with any such transactions that are not consummated shall not exceed $250,000 in any trailing twelve-month period,

(viii)          non-cash charges (including non-cash charges from asset sales or Acquisition-related non-cash charges, but excluding any non-cash charge that relates to the write-down or write-off of accounts),

(ix)             costs, fees and expenses paid or reimbursed by any Loan Party to independent directors in an aggregate amount not to exceed $100,000 during any twelve (12) month period,

(x)              other non-recurring charges paid in cash during such period which are infrequent or unusual in nature (as determined in accordance with GAAP) and approved by the Administrative Agent in its Permitted Discretion, minus

(c) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (b)(viii) taken in a prior period, (ii) any non-cash or non-operating income and (iii) any non-recurring gains which are infrequent or unusual in nature (as determined in accordance with GAAP).]

Notwithstanding the foregoing, (x) the amount included in the calculation of EBITDA pursuant to clause (b)(x) in the aggregate for any measurement period shall not exceed twenty percent (20%) of EBITDA for such measurement period (calculated prior to adding any amounts described in such clause), and (y) for each of the monthly periods set forth below, EBITDA shall be deemed to be the amount set forth opposite such monthly period:

Month Ended	EBITDA
May 31, 2022	$1,254,906
June 30, 2022	$1,798,235
July 31, 2022	$615,284
August 31, 2022	$1,812,861
September 30, 2022	$1,025,635
October 31, 2022	$815,224
November 30, 2022	$2,009,212
December 31, 2022	$196,929
January 31, 2023	$1,394,495
February 28, 2023	$757,001
March 31, 2023	$571,391
April 30, 2023	$2,426,840

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EIDL Note-Momentum” means that certain Note, dated June 17, 2020, issued by Momentum in favor of the Small Business Administration in the principal amount of $90,000.

“EIDL Note-Trinity” means that certain Note, dated May 27, 2020, issued by Trinity in favor of the Small Business Administration in the principal amount of $150,000.

“EIDL Notes” means, collectively, the EIDL Note-Momentum and the EIDL Note-Trinity.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible M&E” means M&E of a Borrower that is included in the Closing Appraisal (or, with respect to Eligible M&E acquired by a Borrower after the Effective Date, an Acceptable Appraisal of such M&E has been completed) that complies with each of the representations and warranties respecting Eligible M&E made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with at least three (3) Business Days’ prior notice to the Borrower Representative so long as any such revisions address the results of any due diligence information with respect to the Loan Parties’ business or assets of which the Administrative Agent becomes aware after the Effective Date, including any field examination or appraisal performed or received by the Administrative Agent from time to time after the Effective Date and any such revisions shall not duplicate any Reserve. An item of M&E shall not be included in Eligible M&E if:

(a)            it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent,

(b)            a Borrower does not have good, valid, and marketable title thereto,

(c)            a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent or an employee of such Borrower in the ordinary course of business, including pursuant to a TRAC Lease Agreement),

(d)            it is not located at one of the locations in the continental United States set forth on Schedule 2(b) to the Perfection Certificate or as set forth in a TRAC Lease Agreement (or in-transit from one such location to another such location),

(e)            other than an item of M&E subject to a TRAC Lease Agreement, it is and has been in-transit to or from a location of Borrowers for more than fifteen (15) Business Days (other than in-transit from one location set forth on Schedule 2(b) to the Perfection Certificate to another location set forth on Schedule 2(b) to the Perfection Certificate),

(f)             it is “subject to” (within the meaning of Section 9-311 of the UCC) any Certificate of Title (or comparable) statute (unless the Administrative Agent has a first priority, perfected Lien under such statute (including that the Administrative Agent’s Lien is noted on the Certificate of Title in a manner satisfactory to the Administrative Agent) and the Administrative Agent or the Servicing Agent has possession and custody of such certificate),

(g)            it does not meet in each case in all material respects, all applicable safety or regulatory requirements applicable to it by law for the use for which it is intended or for which it is being used (other than (i) M&E that for a period not in excess of sixty (60) days has been under repair or held for repair for such purpose and (ii) M&E that for a period not in excess of one hundred eighty days (180) days with an appraised value less than $500,000 has been under repair or held for repair for the purpose or meeting such requirements),

(h)            it is not used or usable in the ordinary course of the Loan Parties’ business due to a damaged or inoperable condition (other than (i) M&E that for a period not in excess of sixty (60) days has been under repair or held for repair for such purpose and (ii) M&E that for a period not in excess of one hundred eighty days (180) days with an appraised value less than $500,000 has been under repair or held for repair for such purpose),

(i)             it does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable requirements of all motor vehicle laws or other statutes and regulations established by any Governmental Authority then applicable to such Equipment, or is subject to any licensing or similar requirement,

(j)             it is located on Real Property leased by Borrowers, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from Equipment of others, if any, stored on the premises, or (ii) the Administrative Agent has established a Rent and Charges Reserve with respect to such location, or

(k)            its use or operation requires proprietary software that is not freely assignable to the Administrative Agent.

“Eligible Rolling Stock” means Rolling Stock owned by a Borrower that is included in the Closing Appraisal (or, with respect to Eligible Rolling Stock acquired by a Borrower after the Effective Date, an Acceptable Appraisal of such Rolling Stock has been completed) and that complies with each of the representations and warranties respecting Eligible Rolling Stock made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which the Administrative Agent becomes aware after the Effective Date, including any appraisal performed or received by the Administrative Agent from time to time after the Effective Date. An item of Rolling Stock shall not be included as Eligible Rolling Stock if:

(a)            the ownership of such Rolling Stock is not evidenced by a Certificate of Title or other similar document that has the name of a Borrower noted thereon as the sole owner or it is not otherwise properly registered to a Borrower in one of the States or Commonwealths of the United States where such Borrower is entitled to own and/or operate such Rolling Stock in accordance with all applicable laws, and the Administrative Agent has not received such evidence thereof as it may reasonably require,

(b)            such Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower or an employee of such Borrower in the ordinary course of business, including through a TRAC Lease Agreement),

(c)            it is not subject to a valid and perfected first-priority Lien in favor of the Administrative Agent (including, without limitation, the notation on the Certificate of Title of the Administrative Agent as the first lienor, but subject to Section 5.12),

(d)            it is not used or usable in the ordinary course of the Loan Parties’ business due to a damaged or inoperable condition (other than (i) Rolling Stock that for a period not in excess of sixty (60) days has been under repair or held for repair for such purpose and (ii) Rolling Stock that for a period not in excess of one hundred eighty days (180) days with an appraised value less than $500,000 has been under repair or held for repair for such purpose),

(e)            it does not meet, in all material respects, all applicable material safety, regulatory and other material standards of all material motor vehicle laws or other material statutes and regulations established by any Governmental Authority,

(f)            it is subject to any licensing or similar requirement established by any Governmental Authority that would limit the right of Agent to sell or otherwise dispose of such Rolling Stock,

(g)            it is not described (by manufacturer, make, model, VIN number, state in which titled or certificated, title or certificate number, name and address of owner and/or such other identifying information as may be appropriate, as determined by the Administrative Agent in its Permitted Discretion) in a schedule submitted by Borrowers to the Administrative Agent in accordance with the terms of the Agreement, or

(h)            it is held for lease or rent by a Borrower (other than pursuant to a TRAC Lease Agreement) or subject to a binding letter of intent or purchase agreement for the sale of such Rolling Stock, solely if such Rolling Stock is no longer used in the ordinary course of such Borrower’s business.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means (a) any “equipment” as such term is defined in Article 9 of the UCC and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC and (b) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means “Excess Availability” as defined in the ABL Credit Agreement as in effect on the date hereof as amended in accordance with the terms of the Intercreditor Agreement.

“Excluded Account” has the meaning assigned to such term in the Security Agreement.

“Excluded Property” means (a) (i) any leasehold interests in real property, whether now held or hereafter acquired, or (ii) any fee-owned interests in real property which (x) are outside of the United States or (y) have a fair market value of less than $1,000,000 or over which the Administrative Agent has not elected to require a mortgage; (b) any asset in respect of which granting a Lien to the Administrative Agent is prohibited by applicable Requirements of Law, other than to the extent that such prohibition would be rendered ineffective pursuant to the UCC or any other applicable law; (c) any asset to the extent a security interest therein could reasonably be expected to result in material adverse tax consequences to any Loan Party as a result of the operation of Section 956 of the Code or any similar or successor provision, as determined in good faith by the Borrower and reasonably agreed by the Administrative Agent; (d) any lease, license, instrument, contract or other agreement or any property subject to a Permitted Lien securing purchase money Indebtedness or Capital Lease Obligations permitted hereby, in each case, to the extent that a grant of a Lien in such lease, license, instrument, contract, agreement or other property would violate or invalidate such lease, license, instrument, contract or agreement or the documents governing such Indebtedness or create a right of termination in favor of, or require the consent of, any other party thereto (other than a Loan Party or any Affiliate thereof), in each case, to the extent such restriction is permitted by Section 6.10 and after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, and unless the other party thereto has granted such consent or waived such requirement (which the Loan Parties shall use commercially reasonable efforts to obtain); (e) Margin Stock; (f) any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intellectual property or result in the cancellation or voiding thereof; (g) any Excluded Account maintained at a financial institution that is not the ABL Agent, an ABL Lender or an Affiliate of any of the foregoing and solely contains funds held for the benefit of an unaffiliated third Person; (h) any other asset to the extent that Borrowers and Administrative Agent reasonably agree that the benefits of obtaining a Lien in such asset are outweighed by the costs or burdens of providing the same; (i) letter of credit rights other than “supporting obligations” as defined in the UCC or equivalent provisions of the laws of any other applicable jurisdiction with a value of less than $200,000 except to the extent that a security interest may be granted therein by the filing of a financing statement and (j) commercial tort claims other than claims with a value greater than $200,000, except to the extent that a security interest may be granted therein by the filing of a financing statement; provided, however, the “Excluded Property” shall not include any proceeds, products, substitutions or replacements of any Excluded Property (unless such proceeds, products, substitutions or replacements would themselves otherwise constitute Excluded Property); provided, further, if any Excluded Property would have otherwise constituted Collateral ceases to be Excluded Property, such property shall automatically be deemed Collateral at all times from and after such time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.

“Existing Indebtedness” means the Indebtedness listed on Schedule 1 hereto, which will be paid in full on the Effective Date.

“Extraordinary Receipts” means any cash received by the Loan Parties or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.11(d), (f) or (g) hereof), including, without limitation, (a) pension plan reversions, (b) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (c) condemnation awards (and payments in lieu thereof) less (i) any actual and reasonable costs incurred by the Loan Parties or any of their Subsidiaries in connection with such awards or (ii) any amounts that are required to be paid to a Person that is not an Affiliate of the Loan Parties or any of their Subsidiaries in connection with such property subject to the condemnation awards, and (d) indemnity payments (other than to the extent such indemnity payments are (i) promptly payable to a Person that is not an Affiliate of the Loan Parties or any of their Subsidiaries or (ii) received by the Loan Parties or any of their Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” for any day means the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the NYFRB (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such NYFRB (or any successor) in substantially the same manner as such NYFRB computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, that if such NYFRB (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced, provided further that, if the Federal Funds Effective Rate as so determined would be less than 2.50%, such rate shall be deemed to be 2.50% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain confidential Fee Letter by and among Borrowers and Administrative Agent, dated as of even date herewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) EBITDA minus Unfinanced Net Capital Expenditures to (b) Fixed Charges, all calculated for the period of twelve (12) consecutive calendar months ended on such date (or, if such date is not the last day of a calendar month, ended on the last day of the calendar month most recently ended prior to such date); provided that, for each of the monthly periods set forth below, the amount of Unfinanced Net Capital Expenditures included in the calculation above shall be deemed to be the amount set forth opposite such monthly period:

Month Ended	Unfinanced Net Capital Expenditures
May 31, 2022	$100
June 30, 2022	$100
July 31, 2022	$100
August 31, 2022	$100
September 30, 2022	$100
October 31, 2022	$50
November 30, 2022	$50
December 31, 2022	$78,328
January 31, 2023	$253,793
February 28, 2023	$234,001
March 31, 2023	$535,684
April 30, 2023	$180,524

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled payments of principal on Total Funded Indebtedness actually made (excluding any voluntary and mandatory prepayments of principal on the ABL Debt except in connection with a permanent reduction (or termination) of the Revolving Commitments (as defined in the ABL Credit Agreement), and including, for the avoidance of doubt, scheduled and voluntary payments of principal on the EIDL Notes), plus expenses for taxes paid in cash, plus Restricted Payments paid in cash (other than Restricted Payments paid to a Loan Party), plus Capital Lease Obligation payments, plus cash contributions to any Plan (to the extent not accounted for as a deduction in the calculation of EBITDA), all calculated for SMG and its Subsidiaries on a consolidated basis (other than Restricted Payments) in accordance with GAAP; provided that, for any period ending before twelve (12) full calendar months have elapsed after the Effective Date, (i) the amount of cash Interest Expense and Capital Lease Obligation payments included in Fixed Charges shall be calculated on an Annualized Basis for the period after the Effective Date through the last day of such period, and (ii) the amount of scheduled payments of principal on the Term Loans included in Fixed Charges shall be $4,752,908.76 (without duplication of any actual scheduled payments of principal on the Term Loans during such period).

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Floor” means 2.50%.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S.

“Global Solutions” has the meaning assigned to such term in the introductory paragraph.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Great Rock” means Great Rock Capital Partners Management, LLC (or any of its designated affiliates).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means all Loan Guarantors, and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Inactive Subsidiary” means each of (i) Momentum, (ii) Jake Oilfield, (iii) Trinity, and (iv) Big Vehicle & Equipment Company, LLC, a Texas limited liability company, in each case, so long as each such entity (a) has no business operations, (b) has no material assets other than the minimum amount of cash necessary to repay the Indebtedness of such entity existing on the Effective Date in respect of the EIDL Notes or other Indebtedness of such entity identified on Schedule 6.01, (c) owns no Intellectual Property, (d) owns no leasehold interests in real property or fee-owned interests in real property, and (e) has no Indebtedness other than the Indebtedness owing by such entity as of the Effective Date in respect of the EIDL Notes or other Indebtedness of such entity identified on Schedule 6.01; provided, that, if at any time after the Effective Date, any Subsidiary listed in the foregoing clauses (i) through (iv) shall cease to satisfy the requirements to be designated as an “Inactive Subsidiary”, the such “Subsidiary” shall be deemed to have been formed or acquired by the applicable Loan Party that owns such Subsidiary as of the date when such Subsidiary first ceased to meet the requirements of this definition for purposes of Section 5.14.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and not overdue by more than 60 days and accounts payable disputed by such Person in its reasonable discretion so long as such Loan Party or such Subsidiary, as applicable, has set aside adequate reserves on its books), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out or other contingent payment of a similar nature, (l) any other Off-Balance Sheet Liability, (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, and (n) obligations, contingent or otherwise, with respect to any Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Independent Contractor Agreement” means an “Independent Contractor Operating Agreement” or any other similar agreement between a Loan Party and a truck contractor pursuant to which any Loan Party contracts with an independent truck driver or owner-operator to satisfy all or a portion of its or its customer’s shipping needs.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Applicable Rate Reset Date” has the meaning assigned to such term in the definition of “Applicable Rate Reset Date”.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, by and between the Administrative Agent and the ABL Agent, and acknowledged and agreed to by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of SMG and its Subsidiaries for such period with respect to all outstanding Indebtedness of SMG and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for SMG and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means the first day of each calendar month and the Maturity Date.

“Interest Period” means the first day of a calendar month and ending on the last day of such calendar month; provided that with respect to the first Interest Period pursuant to this Agreement, “Interest Period” means the period commencing on the Effective Date and ending on the last day of such calendar month.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor provides a Guarantee of Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon in cash (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange. If any Loan Party thereof sells or otherwise disposes of less than all of the Equity Interests of any Subsidiary of a Loan Party, such Loan Party will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of all Investments made by any Loan Party in such Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Jake Oilfield” means Jake Oilfield Solutions, LLC, a Texas limited liability company.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Legend Holding” means Legend Holding RO, Inc., a Delaware corporation.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise.

“Leverage Ratio” means, at any date, the ratio of (a) Total Funded Indebtedness on such date to (b) EBITDA for the period of twelve consecutive calendar months ended on such date (or, if such date is not the last day of a calendar month, ended on the last day of the calendar month most recently ended prior to such date).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Account” means an account of the Borrower Representative at a bank in the United States of America as the Borrower Representative may specify in writing (provided that such account must be one identified on the Perfection Certificate and approved by the Administrative Agent as an account to be used for funding of Term Loan proceeds).

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, each Compliance Certificate, the Loan Guaranty, the Custodial Agreement, any Obligation Guaranty, the Intercreditor Agreement, the Fee Letter, the Cox Subordination Agreement and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means Skyline and each other Subsidiary of SMG (other than the Borrowers) party hereto from time to time that has guaranteed the Secured Obligations pursuant to the Loan Guaranty.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrowers, the Guarantors and any other Person who becomes a party to this Agreement as a Borrower or a Guarantor pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require. For the avoidance of doubt, the Inactive Subsidiaries do not constitute Loan Parties as of the Effective Date.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Protective Advances.

“M&E” means all Equipment (as defined in the UCC) (other than fixtures or any equipment subject to special perfection requirements under federal law or other applicable law).

“Maintenance” has the meaning assigned to such term in the introductory paragraph.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of SMG and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their Obligations or their respective obligations under the Loan Documents, (c) any material portion of the Collateral or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on any material portion of the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Agreement” means any written agreement or arrangement to which a Loan Party or a Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that evidences or relates to any (A) Material Indebtedness or (B) Subordinated Indebtedness.

“Material Indebtedness” means (a) the ABL Debt, (b) the Barnhart Seller Note, (c) the Indebtedness evidenced by the EIDL Notes and (d) any other Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Transfers Prohibition” has the meaning assigned to such term in Section 6.04.

“Maturity Date” means the earliest to occur of: (a) July 7, 2026, (b) the date which is ninety-one (91) days prior to the maturity date of any Material Indebtedness (other than the ABL Debt) if any such Material Indebtedness is outstanding on or after such date, or (c) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Momentum” means Momentum Water Transfer Services LLC, a Texas limited liability company.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of SMG and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with SMG or any of its Subsidiaries (subject to Section 1.06), (b) the income (or deficit) of any Person (other than a Subsidiary) in which SMG or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by SMG or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document), any Organizational Document or any Requirement of Law applicable to such Subsidiary, and (d) any income (or loss) from the early extinguishment, modification or forgiveness of Indebtedness.

“Net Capital Expenditures” means, for any period, any Capital Expenditures made during such period minus (a) Net Proceeds of any Disposition of any asset which the Borrowers are permitted to reinvest pursuant to the terms of this Agreement and (b) Net Proceeds of any casualty insurance policies received during such period which the Borrowers are permitted to reinvest pursuant to the terms of this Agreement.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“NOLV” means, as of any date of determination, with respect to M&E and Rolling Stock of any Person, the value of such M&E and Rolling Stock that is estimated to be recoverable in an orderly liquidation of such M&E and Rolling Stock, net of all associated costs and expenses of such liquidation, as determined based upon the most recent Acceptable Appraisal; provided, that if such Acceptable Appraisal does not provide the costs and expenses of such liquidation on an item by item basis, then costs and expenses of liquidation for each item of M&E and Rolling Stock will be such amount as determined by the Administrative Agent in its Permitted Discretion.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 2.50%, such rate shall be deemed to be 2.50% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Organizational Document” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance Prepayment Conditions” has the meaning assigned to such term in Section 2.11(c).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (b) [reserved], (c) the payment in full in cash of the accrued and unpaid fees, (d) the payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, and (e) the termination of all Commitments.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to such term in Section 8.06(d).

“Payment Condition” shall be deemed to be satisfied in connection with a Restricted Payment, Investment, Permitted Acquisition or other payment or transaction to which such term applies if:

(a)            no Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment, Investment, Permitted Acquisition or other payment or transaction;

(b)            the Borrowers shall have (i) Revolving Availability calculated on a pro forma basis immediately after giving effect to and at all times during the 45-day period immediately prior to such Restricted Payment, Investment, Permitted Acquisition or other payment or transaction of not less than the greater of (A) 20% of the Revolving Commitment or (B) $5,000,000, and (ii) a Fixed Charge Coverage Ratio for the trailing twelve (12) months most recently ended for which financial statements have been delivered pursuant hereto calculated on a pro forma basis after giving effect to such Restricted Payment, Investment, Permitted Acquisition or other payment or transaction of not less than 1.20 to 1.00; and

(c)            the Borrower Representative shall have delivered to the Administrative Agent (i) a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in clauses (a) and (b) above and attaching calculations for clause (b), and (ii) a Term Loan Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent, reflecting that the Aggregate Term Loan Exposure does not exceeds the Term Loan Borrowing Base.

“Payment Notice” has the meaning assigned to such term in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition consented to in writing by Administrative Agent and Required Lenders, and any other Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a)            such Acquisition is not a hostile or contested acquisition;

(b)            the business acquired in connection with such Acquisition is (i) located in the U.S., (ii) organized under applicable U.S. and state laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)            both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except any such representation or warranty which relates to a specified prior date) and no Default exists, will exist, or would result therefrom;

(d)            as soon as available, but not less than thirty (30) days prior to such Acquisition, the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition and, (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Revolving Availability projections;

(e)            if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of a Borrower and a Loan Party pursuant to the terms of this Agreement;

(f)            if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Borrower or another Loan Party shall acquire such assets;

(g)            if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(h)            if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;

(i)             no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(j)             in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Administrative Agent in its Permitted Discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(k)            the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition before the consummation thereof (or such later date as may be approved by Administrative Agent in its sole discretion); and

(l)             the Payment Condition shall be satisfied with respect to such Acquisition, as determined by the Administrative Agent in its Permitted Discretion.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are not yet due and payable or are being contested in compliance with Section 5.04;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or legal requirement), in each case in the ordinary course of business (but not other Liens to secure such obligations);

(e)            judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f)            matters of record affecting title to any real or leased property and any survey exceptions, encroachments, rights of parties in possession under written leases or occupancy agreements, title defects, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, in each case, that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of any Borrower or any Subsidiary.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)            investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means Liens that are permitted under Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate, as in effect from time to time (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of SMG or its Controlling Person or any of its Subsidiaries while in possession of the financial statements provided by SMG under the terms of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Reinvestment Proceeds” has the meaning assigned to such term in Section 2.11(g)(iii).

“Qualified Reinvestment Proceeds Blocked Account” means that certain Deposit Account number [***] maintained with ABL Agent in the name of the Borrower Representative, subject to a Deposit Account Control Agreement in form and substance satisfactory to the Administrative Agent, which restricts the Loan Parties’ access to the funds in such Deposit Account.

“Recipient” means, as applicable, (a) the Administrative Agent, and (b) any Lender, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means 5:00 a.m. (New York time) on the day that is two (2) Business Days preceding the date of such setting.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Rent and Charges Reserve” means a reserve, established in the Administrative Agent’s Permitted Discretion, for any location where Collateral is located, unless a Collateral Access Agreement has been obtained from such landlord, warehouseman, mortgagee or other Person.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders that together hold Term Loan Exposures representing more than 50% of the sum of the Aggregate Term Loan Exposures at such time; provided that, at any time there is more than one Lender, “Required Lenders” shall require at least two such Lenders (treating all Lenders that are Affiliates as a single Lender for purposes of this proviso).

“Requirement of Law” means, with respect to any Person, any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the president, Financial Officer or other executive officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in SMG or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Availability” means “Availability” as defined in the ABL Credit Agreement as in effect on the date hereof as amended in accordance with the terms of the Intercreditor Agreement.

“Revolving Commitment” means “Revolving Commitment” as defined in the ABL Credit Agreement as in effect on the date hereof as amended in accordance with the terms of the Intercreditor Agreement.

“Rolling Stock” means trucks, trailers, motor vehicles or other vehicles owned by, and titled in the name of, a Loan Party, and subject to a Certificate of Title.

“Rolling Stock Report” has the meaning assigned to such term in Section 5.01(e).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (b) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (c) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Agent” means Corporation Service Company, a Delaware corporation, or such other servicing company engaged by the Administrative Agent to provide titling and custodial services with respect to Certificates of Title for the Rolling Stock of the Loan Parties.

“Skyline” has the meaning assigned to such term in the introductory paragraph.

“Skyline Merger” has the meaning assigned to such term in the preliminary statements.

“Skyline Merger Sub” means Skyline Merger Sub, Inc., a Delaware corporation.

“SMG” has the meaning assigned to such term in the introductory paragraph.

“Statements” has the meaning assigned to such term in Section 2.18(f).

“Subordinated Indebtedness” of a Person means (a) the Indebtedness evidenced by the Cox Note, which is subordinated to payment of the Secured Obligations pursuant to the Cox Subordination Agreement, and (b) any other Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of SMG or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Tank Wash” has the meaning assigned to such term in the introductory paragraph.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Loan Amount” means, at any time, an amount equal to the lesser of (a) the Aggregate Term Loan Commitment and (b) the Term Loan Borrowing Base, all as determined by the Administrative Agent in its Permitted Discretion.

“Term Loan Borrowing Base” means, at any time, an amount equal to the sum of the following:

(a)            80% of NOLV of the Eligible M&E, plus

(b)            80% of NOLV of the Eligible Rolling Stock, minus

(c)            the aggregate amount of all Reserves established by the Administrative Agent in its Permitted Discretion.

“Term Loan Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Term Loan Borrowing Base Reserve” or “Reserve” means Reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to establish from time to time (including reserves with respect to (a) past due sums that any Loan Party is required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) any Rent and Charges Reserve and (c) without duplication of any of the foregoing, any amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Term Loan Borrowing Base or Commitments and such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral and to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Term Loan Borrowing Base; provided that, notwithstanding the foregoing, (i) the Administrative Agent may not implement any new reserves or increase the amount of any existing Reserves without at least three (3) Business Days’ prior notice to the Borrower Representative and (ii) Reserves shall not be in duplication of any eligibility criteria.

“Term Loan Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Term Loan Exposure of any Lender exceed its Term Loan Commitment. The initial aggregate amount of the Lenders’ Term Loan Commitment is $31,686,058.

“Term Loan Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Term Loans at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Term Loan Priority Collateral” means the “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (New York time), two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Funded Indebtedness” for any Person as of any date of determination, means, without duplication, (a) all obligations of such Person for borrowed money (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business or earn-outs or contingent payments unless overdue by more than 60 days), (e) all Guarantees by such Person of Total Funded Indebtedness of others, (f) all Capital Lease Obligations of such Person, and (g) all reimbursement obligations of such Person in respect of drawings or disbursements of letters of credit and letters of guaranty, in each case determined on a consolidated basis for SMG and its Subsidiaries.

“TRAC Lease Agreements” means any equipment lease or similar agreement entered into by either 5J Logistics or Barnhart Leasing, as lessor, pursuant to which a lessor leases certain Equipment (which may be Eligible Rolling Stock or Eligible M&E) to certain lessees who make lease payments to a lessor that grants the lessor a purchase option at the end of the lease.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the granting of Liens by the Loan Parties under the Loan Documents, the incurrence of the ABL Debt and the use of proceeds thereof, the granting of the ABL Liens, the consummation of the Closing Date Transactions and the payment of fees and expenses incurred in connection with any of the foregoing.

“Trinity” means Trinity Services, LLC, a Louisiana limited liability company.

“TTM EBITDA” means, as of any date of determination, EBITDA of the Loan Parties determined on a consolidated basis in accordance with GAAP, for the 12-month period most recently ended.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Net Capital Expenditures” means, for any period, Net Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the ABL Revolving Loans).

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.        [Reserved].

Section 1.03.        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.        Accounting Terms; GAAP.

(a)            Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of SMG or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Financial Accounting Standards Board Accounting Standards Codification 470-20 or 2105-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)            Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” the Loan Parties have adopted Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”) and no lease (or similar arrangement conveying the right to use) shall be treated as a capital lease or shall be included in the definition of “Capital Lease Obligations” where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05.        Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06.        Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Subsidiary makes any Permitted Acquisition or Disposition outside the ordinary course of business permitted by Section 6.05 during the period of twelve (12) fiscal months of SMG and its Subsidiaries most recently ended, the Leverage Ratio and the Fixed Charge Coverage Ratio (including each component thereof) shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the Acquisition or the Disposition, and which are (a) factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of such Borrower), (b) supported by a third party quality of earnings report reasonably acceptable to the Administrative Agent, or (c) otherwise approved in writing by the Administrative Agent in its sole discretion (and certified in a certification by a Financial Officer of such Borrower), in each case, as if such Acquisition or such Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such twelve-month period.

Section 1.07.        Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 1.08.        [Reserved].

Section 1.09.        Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

Section 2.01.        Commitments. Subject to the terms and conditions set forth herein, on the Effective Date, each Lender severally (and not jointly) agrees to make the Term Loan in dollars to the Borrowers in an aggregate principal amount that will not result in (i) such Lender’s Term Loan Exposure exceeding such Lender’s Term Loan Commitment or (ii) the Aggregate Term Loan Exposure exceeding the lesser of (x) the Aggregate Term Loan Commitments and (y) the Term Loan Borrowing Base (based upon the Term Loan Borrowing Base Certificate delivered by the Borrowers to the Administrative Agent on the Effective Date), subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04, in each case by making immediately available funds available to the Administrative Agent’s designated account, not later than 10:00 a.m. (New York time) on the Effective Date; provided that, after giving effect to the making of the Term Loan, in no event shall the aggregate outstanding Term Loan exceed the Term Loan Borrowing Base then in effect. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.

Section 2.02.        Loans and Borrowings.  The Term Loan shall be made by the Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make the Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.

Section 2.03.        Method for the Term Loan. The Borrower Representative shall request the Term Loan in the Term Loan Amount be delivered to the Administrative Agent, in writing or via an Approved Electronic Communication, pursuant to a Borrowing Request signed by a Responsible Officer of the Borrower Representative, by no later than 6:00 p.m. on the Business Date immediately prior to the Effective Date (or such later time as may be agreed by the Administrative Agent in its sole discretion). Subject to the terms and conditions of this Agreement, each Lender with a Term Loan Commitment shall deliver its Applicable Percentage of the Term Loan Amount in accordance with the Administrative Agent’s wire transfer instructions set forth in Annex A (the “Administrative Agent’s Account”) no later than 11:00 a.m. on the Effective Date. After the Administrative Agent’s receipt in the Administrative Agent’s Account of the proceeds of the Term Loan from the Lenders, the Administrative Agent shall make the proceeds thereof available to or for the benefit of the Borrowers on the Effective Date by transferring immediately available funds equal to such proceeds received by the Administrative Agent to the Loan Account or otherwise in accordance with the funds flow attached to the Borrowing Request delivered for the Term Loan.

Section 2.04.        Protective Advances.

(a)            Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not exceed $3,000,000. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)            Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05.        [Reserved].

Section 2.06.        [Reserved].

Section 2.07.        Funding of Borrowings. The obligation of each Lender hereunder to fund its Applicable Percentage of each Loan and to make payments pursuant to Section 9.03(d) are several and not joint. The failure of any Lender to fund its Applicable Percentage of each Loan, to fund any such participation or to make any payment under Section 9.03(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so fund its Applicable Percentage, to purchase its participation or to make its payment under Section 9.03(d).

Section 2.08.        Interest.

(a)            Rates.

(i)            Each Loan and other monetary Obligations shall bear interest at a per annum rate equal to Adjusted Term SOFR Rate plus the Applicable Rate, and accrued interest shall be payable (i) on the first Business Day of each calendar month in cash in arrears, (ii) upon a prepayment of the Loans in accordance with Section 2.11, and (iii) on the Maturity Date; provided that at any time a Term Benchmark Loan is converted to a loan bearing interest at Base Rate in accordance with Section 2.14 or Section 2.15 below, the Loans and other monetary Obligations shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Rate (in each case, subject to Section 2.08(c) below). Changes in the interest rate for any Term Benchmark Loan shall be effective as of the first day of each thirty (30) day Interest Period.

(ii)            The Loans shall bear interest at the Adjusted Term SOFR Rate plus the Applicable Rate for successive thirty (30) day Interest Periods unless and until converted to loans bearing interest based upon the Base Rate in accordance with Section 2.08(a)(iv), Section 2.08(a)(v) or Section 2.14 below.

(iii)            Each Protective Advance shall bear interest at the Base Rate plus the Applicable Rate for Loans plus 2%.

(iv)            The Adjusted Term SOFR Rate may be adjusted by the Administrative Agent to take into account any additional or increased costs due to any Change in Law, which additional or increased costs would increase the cost of maintaining loans under this Agreement bearing interest based upon the Adjusted Term SOFR Rate. In any such event, the Administrative Agent shall give the Borrower Representative notice of such a determination and adjustment and, upon its receipt of the notice from the Administrative Agent, the Borrowers may, by notice from the Borrower Representative to the Administrative Agent (A) require the Administrative Agent to furnish to the Borrowers a statement setting forth the basis for adjusting the Adjusted Term SOFR Rate due to a Change in Law and the method for determining the amount of such adjustment or (B) repay the portion of the Loans bearing interest based upon the Adjusted Term SOFR Rate with respect to which such adjustment is made. Upon any such repayment, the Borrowers shall also pay accrued interest on the amount so repaid, together with any additional amounts required pursuant to the Fee Letter.

(v)            If the Administrative Agent or any Lender determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for the Administrative Agent or such Lender or its applicable lending office to maintain any Loan with interest determined by reference to the Adjusted Term SOFR Rate, or to determine or charge interest rates based upon the Adjusted Term SOFR Rate, then, upon notice thereof by the Administrative Agent or such Lender to the Borrower Representative, any obligation of the Lenders to maintain any Loan at the Adjusted Term SOFR Rate shall be suspended until the Administrative Agent or such Lender notifies the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from the Administrative Agent, repay the Term Benchmark Loans or convert Loans bearing interest at the Adjusted Term SOFR Rate to Base Rate Loans, either on the last day of the thirty (30)-day Interest Period therefor, if the Lenders may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if the Lenders may not lawfully continue to maintain such Term Benchmark Loans until the Administrative Agent and the Lenders determine that it is no longer illegal for the Administrative Agent and the Lenders to determine or charge interest rates based upon the Adjusted Term SOFR Rate. Upon any such repayment or conversion, the Borrowers shall also pay accrued interest on the amount so repaid or converted, together with any additional amounts required pursuant to the Fee Letter.

(b)            Default Rate. Upon the occurrence of an Event of Default and during the continuance thereof and after maturity, whether by acceleration or otherwise, the Loans and other monetary Obligations shall bear interest at the Default Rate. Overdue fees and other amounts payable by the Borrowers under this Agreement other than principal (“Overdue Amounts”) shall also bear interest at the Default Rate. In no event shall the rate of interest on the Loans, or the rate of interest applicable to Overdue Amounts, exceed the maximum rate of interest authorized by law.

(c)            Computation of Interest. Interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of three hundred sixty (360) days. If any of the Loans are not paid when due, whether because such Loans become due on a Saturday, Sunday or bank holiday or for any other reason, the Borrowers will pay interest thereon at the aforesaid rate until the date of actual receipt of payment.

(d)            Accrued interest on each Loan (for Base Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.08(b) above shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            Interest computed by reference to the Term SOFR Rate shall be computed on the basis of a year of 360 days. Interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate, Adjusted Term SOFR Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.09.        Termination of Term Loan Commitments. The Term Loan Commitment shall terminate on the date of the making the Term Loan.

Section 2.10.        Repayment of Loans; Scheduled Amortization; Evidence of Debt.

(a)            The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan on the Maturity Date, and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b)            The principal amount of the Term Loan shall be repaid on the first day of each calendar month in an amount for each installment equal to the amount set forth below during the applicable period set forth below:

Date	Installment Amount
September 1, 2023 and on the first day of each month thereafter	$396,075.73
Maturity Date	Remaining principal amount

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.11.        Optional Prepayments; Mandatory Prepayments.

(a)            Optional Partial Prepayments of the Loans. The Borrowers may, upon at least ten (10) Business Days prior written notice to the Administrative Agent, jointly and severally, prepay the outstanding amounts under the Loans in part or in whole in an aggregate minimum amount of $2,500,000 and integral multiples of $1,000,000 in excess of such amount. Each prepayment made pursuant to this Section 2.11(a) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment). Any payment pursuant to this Section 2.11(a) shall be accompanied by payment by the Borrowers, jointly and severally, of the Prepayment Fee then required as a result of such prepayment under the terms of the Fee Letter under the heading “Prepayment Fee”.

(b)            Voluntary Termination of Facility. The Borrowers may, on at least thirty (30) days prior and irrevocable written notice received by the Administrative Agent, terminate this Agreement and any commitments hereunder by repaying all of the outstanding Obligations in full in cash, including all principal, interest and fees with respect to the Loans and any Protective Advances, and the Prepayment Fee in the amount specified in the Fee Letter under the heading “Prepayment Fee”.

(c)            Mandatory Prepayments – Term Loan Borrowing Base Exceeded. If, at any time the Aggregate Term Loan Exposure exceeds the Term Loan Borrowing Base as reflected by the Term Loan Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 5.01(g) (such excess amount is referred to as the “Borrowing Base Overadvance”), the Borrowers shall, within three (3) Business Days after delivery of such Term Loan Borrowing Base Certificate, prepay the principal amount of the Term Loan in an aggregate amount equal to the Borrowing Base Overadvance (so long as, (i) the Borrowers shall have Revolving Availability, calculated on a pro forma basis immediately after giving effect to and at all times during the 30-day period immediately prior to such payment, of not less than $4,125,000 (such amount is referred to as the “Minimum Prepayment Availability”) and (ii) the Borrowers shall have a Fixed Charge Coverage Ratio for the trailing twelve months most recently ended for which financial statements have been delivered pursuant hereto, calculated on a pro forma basis after giving effect to such payment, of not less than 1.00 to 1.00 (the foregoing clauses (i) and (ii) are referred to herein, collectively, as the “Overadvance Prepayment Conditions”); provided that, if, after giving effect to the prepayment of the Borrowing Base Overadvance, the Borrowers shall have Revolving Availability less than the Minimum Prepayment Availability, the Borrowers shall prepay the Borrowing Base Overadvance by an amount equal to the greater of (A) (i) Revolving Availability of the Borrowers, minus (ii) the Minimum Prepayment Availability, and (B) zero, and the remaining Borrowing Base Overadvance shall be prepaid in three (3) equal monthly installments commencing with the first (1st) day of the calendar month immediately following delivery of such Term Loan Borrowing Base Certificate so long as the Overadvance Prepayment Conditions have been satisfied as of such date). Any prepayment pursuant to this Section 2.11(c) shall be accompanied by payment by the Borrowers of the Prepayment Fee then required as a result of such prepayment under the terms of the Fee Letter under the heading “Prepayment Fee”. For the avoidance of doubt, there shall be no Default or Event of Default under any provision of this Agreement if the Borrowers are not able to make any mandatory prepayment pursuant to this Section 2.11(c) because they do not satisfy the Overadvance Prepayment Conditions.

(d)            Mandatory Prepayments – Asset Sale. If any Loan Party or their Subsidiaries consummates any Asset Sale of any Term Loan Priority Collateral (other than dispositions described in Section 6.05(a)), which results in the realization or receipt by the Loan Party or their Subsidiaries of Net Proceeds from such Asset Sale, the Borrowers shall cause to be prepaid on or prior to the date which is three (3) Business Days after the date of such realization or receipt by the Loan Party or other Subsidiaries of such Net Proceeds, the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments under the Term Loan) (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment) in an amount equal to 100% of all such Net Proceeds realized or received in excess of $150,000 on an individual basis or $300,000 in the aggregate during any Fiscal Year, provided that, so long as (i) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (ii) the Borrowers shall have given the Administrative Agent prior written notice of the Borrowers’ intention to apply the proceeds of an Asset Sale to the costs to replace the properties or other assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of the Borrowers, (iii) the monies are held in a Qualified Reinvestment Proceeds Blocked Account, and (iv) the Borrowers either have a purchase order to complete or complete such replacement or purchase within sixty (60) days after the initial receipt of such proceeds, then the Borrowers shall have the option to apply such proceeds in an amount not to exceed $300,000 from each such Asset Sale and an aggregate amount not to exceed $1,000,000 for all such Asset Sales (it being understood and agreed that any Net Proceeds in excess of such threshold amounts that are received by the Loan Parties and their Subsidiaries shall be required to prepay the Term Loans in accordance with this Section 2.11(d)) to the costs of replacement of the assets that are the subject of such sale or disposition or the cost of purchase of other assets useful in the business of the Borrowers unless and to the extent that such applicable period shall have expired without such replacement or purchase being made or completed, in which case, any amounts of such Net Proceeds which have not so been applied shall be applied to repay the Secured Obligations as provided above; provided further that, if the Borrowers (z) enter into a purchase order for the purchase or replacement of such property within sixty (60) days after the initial receipt of such Net Proceeds but (y) have not reinvested such Net Proceeds at the end of the 180 day period following initial receipt thereof, the Borrowers shall cause the Term Loan to be prepaid in accordance with this Section 2.11(d). The Borrowers shall pay the Prepayment Fee then required as a result of such repayment under the terms of the Fee Letter under the heading “Prepayment Fee”.

(e)            Mandatory Prepayment – Extraordinary Receipts. If the Loan Parties receive any Extraordinary Receipts, the Borrowers shall cause to be prepaid the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments under the Term Loan) (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment) in an amount equal to 100% of all Net Proceeds received therefrom in excess of $100,000 on or prior to the date which is five (5) Business Days after the receipt by the Loan Parties of such Net Proceeds, and the Borrowers shall pay the Prepayment Fee then required as a result of such repayment under the terms of the Fee Letter under the heading “Prepayment Fee”.

(f)            Mandatory Prepayment – Indebtedness. If the Loan Parties receive any Net Proceeds from the incurrence of any Indebtedness (other than Indebtedness permitted under Section 6.01), the Borrowers shall cause to be prepaid the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments under the Term Loan) (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment) in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is three (3) Business Days after the receipt by the Loan Parties of such Net Proceeds, and the Borrowers shall pay the Prepayment Fee then required as a result of such repayment under the terms of the Fee Letter under the heading “Prepayment Fee”.

(g)            Mandatory Prepayments – Casualty Events. If any Casualty Event occurs with respect to any Term Loan Priority Collateral, which results in the realization or receipt by the Loan Party or their Subsidiaries of Net Proceeds from such Casualty Event, the Borrowers shall cause to be prepaid on or prior to the date which is three (3) Business Days after the date of such realization or receipt by the Loan Party or other Subsidiaries of such Net Proceeds, the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments under the Term Loan) (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment) in an amount equal to 100% of all such Net Proceeds realized or received, provided that, so long as (i) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (ii) the Borrowers shall have given the Administrative Agent prior written notice of the Borrowers’ intention to apply the proceeds of a Casualty Event to the costs to replace the properties or other assets that are the subject of such event or the cost of purchase or construction of other assets useful in the business of the Borrowers, (iii) the monies are held in a Qualified Reinvestment Proceeds Blocked Account (such monies, together with the Net Proceeds described in Section 2.11(d)(iii) are referred to herein, collectively, as the “Qualified Reinvestment Proceeds”), and (iv) the Borrowers complete such replacement, purchase, or construction within sixty (60) days after the initial receipt of such proceeds or enter into a binding agreement for such replacement, purchase or construction within such period, then the Borrowers shall have the option to apply such proceeds to the costs of replacement of the assets that are the subject of such disposition or the cost of purchase or construction of other assets useful in the business of the Borrowers unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts of such Net Proceeds which have not so been applied shall be applied to repay the Secured Obligations as provided above, provided further that, if the Borrowers (z) enter into a binding agreement for the replacement, purchase or construction of such property within sixty (60) days after the initial receipt of such Net Proceeds but (y) have not reinvested such Net Proceeds at the end of the 180 day period following initial receipt thereof, the Borrowers shall cause the Term Loan to be prepaid in accordance with this Section 2.11(g). The Borrowers shall pay the Prepayment Fee then required as a result of such repayment under the terms of the Fee Letter under the heading “Prepayment Fee”.

(h)            Mandatory Prepayments – Equity Issuances. If the Loan Parties receive Net Proceeds from the issuance of Equity Interests and, as of such date, either (a) a Default or Event of Default has occurred and is continuing or (b) the Loan Parties are not in compliance on a pro forma basis with the financial covenants set forth in Section 6.13, the Borrowers shall cause to be prepaid the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments under the Term Loan) (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment) in an amount equal to 100% of all Net Proceeds received therefrom, and the Borrowers shall pay the Prepayment Fee then required as a result of such repayment under the terms of the Fee Letter under the heading “Prepayment Fee”.

(i)            In the event of any repayment or prepayment of the Term Loan, the Borrowers shall pay all accrued interest on the principal amount repaid or prepaid on the date of such repayment or prepayment.

(j)            Notwithstanding anything to the contrary set forth above, the Mandatory Prepayment provisions set forth in subsections (d) through (h) of this Section 2.11 shall be subject at all times to the terms and conditions of the Intercreditor Agreement and to the extent of any conflict with terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall prevail and supersede solely to the extent of such conflict.

Section 2.12.        Fees.

(a)            The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent, including in the Fee Letter.

(b)            All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13.        [Reserved].

Section 2.14.        Alternate Rate of Interest.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) prior to commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii)            the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark each Term Benchmark Borrowing shall instead be deemed to be (x) a Base Rate Borrowing and (2) any Borrowing Request that requests an Term Benchmark Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for a Base Rate Borrowing. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Term SOFR Rate applicable to such Term Benchmark Loan, then until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (y) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, Base Rate Loan on such day.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing of Term Benchmark Loans to be made during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted (1) any such request for a Term Benchmark Borrowing into a request for a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

Section 2.15.        Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate);

(ii)            impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent or such Lender, as applicable, then reasonably determines to be relevant).

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent or such Lender, as applicable, then reasonably determines to be relevant).

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.        Break Funding Payments.

(a)            In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17.        Withholding of Taxes; Gross-Up.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)            Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) and 2.17(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed copy of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms), as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI (or successor form);

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17(g) (including by the payment of additional amounts pursuant to this Section 2.17(g)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17(g) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(i)            Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

Section 2.18.      Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a)            The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m. (New York City time), on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 285 Riverside Avenue, Westport, CT 06880, and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)            All payments and any proceeds of Collateral received by the Administrative Agent (subject to the terms of the Intercreditor Agreement) (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent from the Borrowers, second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrowers, third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances), and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)            At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent (and the Administrative Agent will provide reasonably prompt notice of such deduction from any deposit account to the Borrower Representative, provided that failure to provide such notice shall not limit the ability of the Administrative Agent to make such deduction). The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or 2.04, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)            If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.11(d)), notice from the Borrower Representative that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f)            The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.19.        Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee, and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.20.        [Reserved].

Section 2.21.        Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties.

Each Loan Party represents and warrants to the Lenders that:

Section 3.01.        Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing (or the equivalent concept as applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business, and is in good standing (or the equivalent concept as applicable in the relevant jurisdiction), in every other jurisdiction where such qualification is required except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02.        Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) do not require any consent or approval of any holder of any Equity Interests of a Loan Party or any consent or approval of any other Person under any Material Agreement of any Loan Party, except such as have been obtained or made and are in full force and effect, (c) will not violate or conflict with, or require any consent under, any Organizational Document of any Loan Party or any Subsidiary, (d) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary (except, in the case of this clause (e), to the extent that such violation or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), and (f) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

Section 3.04.        Financial Condition; No Material Adverse Change.

(a)            SMG has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2021 and December 31, 2022, reported on by MaloneBailey LLP, independent public accountants, and (ii) as of and for the fiscal month and the portion of the fiscal year ended May 31, 2023, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of SMG and its consolidated Subsidiaries, respectively, as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)            SMG has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Barnhart Target Companies (i) as of and for the fiscal years ended December 31, 2021 and December 31, 2022, reported on by Schneider Downs & Co., Inc., independent public accountants, and (ii) as of and for the fiscal month and the portion of the fiscal year ended May 31, 2023, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Barnhart Target Companies on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c)            No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2022.

Section 3.05.        Properties.

(a)            As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and each of its Subsidiaries has good title to, or (to the knowledge of the Borrowers) valid leasehold interests in, all of its real and personal property material to its business, free of all Liens other than Permitted Liens and other minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)            Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary does not, to their knowledge, infringe in any material respect upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

(c)            As to each item of M&E and Rolling Stock that is identified by Borrowers as Eligible M&E and Eligible Rolling Stock in a Term Loan Borrowing Base Certificate submitted to the Administrative Agent, such M&E and Rolling Stock is of good and merchantable quality, free from known material defects and is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible M&E and Eligible Rolling Stock, as applicable.

Section 3.06.        Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b)            Except for the Disclosed Matters (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c)            Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07.        Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property, and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

Section 3.08.        Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09.        Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all federal income Tax returns and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all federal income Taxes and all other material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed.

Section 3.10.        ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

Section 3.11.        Disclosure.

(a)            The Loan Parties have disclosed to the Lenders all Material Agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) on or prior to the Effective Date, when taken as a whole and after giving effect to all supplements and updates thereto, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information delivered as of the Effective Date, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being understood by the Administrative Agent and the Lenders that any such Projections are as to future events and are not to be viewed as facts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurances can be given that such projections will be realized and that actual results during the period or periods covered by such projections may differ materially from projected results).

(b)            As of the Effective Date, to the best knowledge of any Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12.        Material Agreements. All Material Agreements to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Agreement to which it is a party beyond applicable notice and cure periods, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.13.        Solvency.

(a)            Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)            No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.14.        Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance due and payable on or prior to the Effective Date have been paid. Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in at least such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.15.        Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to SMG of each and all of SMG’s Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s (other than SMG) authorized Equity Interests and the authorized Equity Interests of each Subsidiary of a Loan Party, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of SMG and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of any Loan Party (other than SMG) to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party (other than SMG).

Section 3.16.        Security Interest in Collateral. The provisions of the Collateral Documents will create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, when financing statements in appropriate form are filed in the applicable filing offices and all Certificates of Title are delivered to the Servicing Agent pursuant to the Custodial Agreement (and the Servicing Agent has completed all steps necessary for perfection under Applicable Law), such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable Requirement of Law and (b) Liens perfected only by possession to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

Section 3.17.        Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary in all material respects in accordance with and to the extent required by GAAP.

Section 3.18.        Margin Regulations. No Loan Party owns, or has any present intention of acquiring, any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”), except as permitted pursuant to Section 6.03.  None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statute.

Section 3.19.        Use of Proceeds. The proceeds of the Loans have been used and will be used as set forth in Section 5.08.

Section 3.20.        No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

Section 3.21.        Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees, and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary, or any of their respective directors or officers or (b) to the knowledge of any such Loan Party or Subsidiary, any of their respective employees or agents of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate applicable Anti-Corruption Laws or applicable Sanctions.

Section 3.22.        Rolling Stock Subject to Title Documents. Schedule 3.22 (as updated from time to time in connection with, and within ten (10) days following, the acquisition of Rolling Stock with an aggregate appraised value in excess of $100,000, any additions or deletions thereto) identifies each item of Rolling Stock of the Loan Parties subject to a Certificate of Title or other document of title and shall include the following information: (a) the manufacturer, (b) make, (c) model, (d) VIN number, (e) serial number, (f) state in which titled or certificated, (g) title or certificate number, (h) name and address of owner of current location, and (i) such other identifying information as may be appropriate, as determined by the Administrative Agent in its Permitted Discretion

Section 3.23.        Common Enterprise. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 3.24.        Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.25.        Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.26.        TRAC Lease Agreements. All TRAC Lease Agreements to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.26. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any TRAC Lease Agreement to which it is a party, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.27.        Closing Date Transactions.

(a)            Each Loan Party has the power and authority to enter into the Closing Date Transaction Documents to which it is a party and has duly authorized, executed and delivered such Closing Date Transaction Documents. The Closing Date Transaction Documents constitutes the legal, valid and binding obligations of each Loan Party thereto enforceable against such Loan Party in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

(b)            As of the Closing Date, (i) each of the representations and warranties made by the Loan Parties in the Closing Date Transaction Documents is true and correct in all material respects, except to the extent that any such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date, except for such failures as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) to the knowledge of the Loan Parties, each of the representations and warranties made by a party, other than a Loan Party, to the Closing Date Transaction Documents is true and correct in all material respects, except to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date, except for such failures as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

Conditions

Section 4.01.        Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10(f) payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent and the Lenders and the other Secured Parties, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)            Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of SMG for the 2021 and 2022 fiscal years, (ii) satisfactory unaudited interim consolidated financial statements of SMG for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements described in this clause (ii) shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of such Borrowers, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph, (iii) audited consolidated financial statements of the Barnhart Target Companies for the 2021 and 2022 fiscal years, (iv) satisfactory unaudited interim consolidated financial statements of the Barnhart Target Companies for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (iii) of this paragraph as to which such financial statements are available, and such financial statements described in this clause (iv) shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of such Barnhart Target Companies, as reflected in the audited, consolidated financial statements described in clause (iii) of this paragraph, and (v) satisfactory projections through December 31, 2026.

(c)            Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of each Borrower, its Financial Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other Organizational Documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d)            No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e)            Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which summary invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f)            Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation described in Section 4.01(g).

(g)            Payment of Outstanding Indebtedness, Etc. The Administrative Agent shall have received evidence that immediately after the making of the Loans on the Effective Date, any Indebtedness not permitted by Section 6.01, including the Existing Indebtedness, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Loans or otherwise, and the commitments in respect of such Indebtedness shall be permanently terminated, and all Liens securing payment of any such Indebtedness shall be released and the Administrative Agent shall have received all payoff and release letters, mortgage releases, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens and satisfactory to the Administrative Agent.

(h)            Loan Account. The Administrative Agent shall have received a notice setting forth the Loan Account to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement on the Effective Date.

(i)            Equity Proceeds. The Administrative Agent shall have received evidence of the receipt of $54,000,000 in connection with the issuance of Equity Interests that are not Disqualified Stock.

(j)            Collateral Access and Control Agreements. The Administrative Agent shall have received (i) each Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) each Deposit Account Control Agreement required to be provided pursuant to Section 4.14 of the Security Agreement.

(k)            Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of the Borrower Representative dated the Effective Date.

(l)            Term Loan Borrowing Base Certificate; ABL Borrowing Base Certificate. The Administrative Agent shall have received (i) a Term Loan Borrowing Base Certificate which calculates the Term Loan Borrowing Base as of May 31, 2023; and (ii) an ABL Borrowing Base Certificate which calculates the ABL Borrowing Base as of May 31, 2023.

(m)            Excess Availability. After giving effect to the Transactions, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Excess Availability shall not be less than $5,000,000.

(n)            ABL Debt. (i) All conditions precedent to the effectiveness of the ABL Credit Agreement and the other ABL Debt Documents (as applicable), on terms reasonably acceptable to Administrative Agent, shall have been satisfied or waived by the ABL Lenders in accordance with the ABL Credit Agreement, (ii) the ABL Agent, on behalf of the ABL Lenders, shall have executed and delivered the Intercreditor Agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, (iii) the Administrative Agent shall have received fully-executed copies of the ABL Debt Documents, the terms and conditions of which shall be reasonably acceptable to the Administrative Agent, and (iv) the Borrowers shall have received (or will receive concurrently with the funding of the Loans on the Effective Date) at least $12,000,000 of gross proceeds of the ABL Debt funded by the ABL Lenders in accordance with the ABL Debt Documents.

(o)            Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(p)            Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(q)            Approvals. All governmental and third party approvals necessary in connection with the Transactions shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions.

(r)            Deliverables under Custodial Agreement. The Loan Parties shall have delivered each Certificate of Title applicable to each item of Rolling Stock to the Servicing Agent in order to perfect, under Applicable Law, the first priority Lien of the Administrative Agent in such Rolling Stock, and shall deliver to the Servicing Agent any agreements, documents, instruments or certificates required by the Administrative Agent or the Servicing Agent to remove any Lien in favor of any Person (other than the Administrative Agent and the ABL Agent) upon such Rolling Stock.

(s)            Closing Date Transactions. (i) All conditions precedent to the consummation of the Closing Date Transactions shall have been satisfied and the Closing Date Transactions shall have been consummated, or will be consummated substantially concurrently with the funding of the Loans, in all material respects in accordance with the Closing Date Transaction Documents, and (ii) the Administrative Agent shall have received a fully-executed copy of each of the Closing Date Transaction Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(t)            Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of the Security Agreement.

(u)            Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(v)            Closing Appraisal. The Administrative Agent or its designee shall have received the Closing Appraisal, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(w)            Employment Agreements. The Administrative Agent shall have received executed copies of the employment agreements with respect to Bryan S. Barnhart and Timothy W. Barnhart.

(x)            Legal and Regulatory Due Diligence. The Administrative Agent and its counsel shall have completed all legal, regulatory, Collateral and financial due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(y)            USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(z)            Background Checks. The Administrative Agent shall have received background checks on the management team of the Borrowers, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(aa)        Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(bb)        Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m. (New York time) on the date of this Agreement (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01.        Financial Statements; Term Loan Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a)            within one hundred twenty (120) days after the end of each fiscal year of SMG, its audited consolidated balance sheet and related statements of income or operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Schneider Downs & Co., Inc., MaloneBailey LLP or any independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of SMG and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants, if applicable;

(b)            [reserved];

(c)            within thirty (30) days after the end of each fiscal month of SMG, its consolidated and consolidating balance sheet and related statements of income or operations, stockholders equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the Projections for such periods, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of SMG and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)            concurrently with any delivery of financial statements under clause (a) or (c) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (c), as presenting fairly in all material respects the financial condition and results of operations of SMG and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying (A) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) that the representations and warranties of the Loan Parties are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification), except to the extent that any relate to an earlier specified date, in which case, such representations and warranties shall be true and correct in all material respects as of the date made, (iii) setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio and demonstrating compliance with Section 6.13, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 (or the most recent audited financial statements delivered pursuant to clause (a) above) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)            on or before the date of the Compliance Certificate delivered under clause (d), a detailed report of all Rolling Stock owned by the Loan Parties (a “Rolling Stock Report”) as of the end of the previous calendar month, certified by a Financial Officer of each Loan Party as true and correct in all material respects, which report shall (i) separately identify all Rolling Stock acquired by the Loan Parties since the date of delivery to the Administrative Agent of the most recent Rolling Stock Report, (ii) separately identify all Rolling Stock which were sold, leased, transferred or otherwise disposed of by the Loan Parties since the date of delivery to the Administrative Agent of the most recent Rolling Stock Report, (iii) shall set forth for each item of Rolling Stock, among other things: (A) the applicable Loan Party which is the owner thereof, (B) the vehicle identification number, (C) the state, city and county in which each item of Rolling Stock it is titled, (D) the location at which each item of Rolling Stock is maintained, and (E) each item of Rolling Stock’s estimated book value, and (iv) attach such other invoices, purchase orders, vehicle registration or other documents or other information related to such Rolling Stock as reasonably requested by the Administrative Agent;

(f)            as soon as available but in any event on or prior to January 31 of each year of SMG, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement, Term Loan Borrowing Base projections and a calculation of the projected Fixed Charge Coverage Ratio as of the end of each month) of SMG for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g)            as soon as available but in any event within fifteen (15) days after the end of each calendar month, and at such other times as may be necessary to re-determine the Term Loan Borrowing Base or as may be requested by the Administrative Agent, as of the period then ended, a Term Loan Borrowing Base Certificate, made by the Borrower Representative and certified by an Authorized Officer of the Borrower Representative, and supporting information in connection therewith, together with any additional reports with respect to the Term Loan Borrowing Base as the Administrative Agent may reasonably request; provided that the Administrative Agent may from time to time review and (i) adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Term Loan Borrowing Base Reserve, in each case, as determined by the Administrative Agent in its Permitted Discretion or (ii) adjust the Reserves as determined by the Administrative Agent in its Permitted Discretion);

(h)            as soon as available but in any event within fifteen (15) days after the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i)            promptly, and in any event within five (5) Business Days, upon the Administrative Agent’s request, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(j)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by SMG or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by SMG to its shareholders generally, as the case may be;

(k)            promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Administrative Agent or any Lender, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(l)            promptly following any request therefor, (i) such other information regarding the operations, changes in ownership of Equity Interests (other than Equity Interests of SMG), business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(m)            promptly after receipt thereof by any Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(n)            promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of such Loan Party or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(o)            concurrently with delivery thereof under the ABL Credit Agreement, copies of any reports or notices (including any compliance certificates and any ABL Borrowing Base, together with all reports and other deliverables required to be delivered in connection therewith) delivered to the ABL Agent or ABL Lenders pursuant to the ABL Credit Agreement, to the extent not otherwise required to be delivered hereunder; and

(p)            promptly upon the reasonable request therefor (and in any event within ten (10) days of such request), such other information or documents (financial or otherwise) relating to any Loan Party or any Subsidiary as the Administrative Agent may reasonably request from time to time.

Documents required to be delivered pursuant to Section 5.01(a) or (m) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower Representative, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower Representative shall notify the Administrative Agent and each Lender (by fax or through Electronic Systems) of the posting of any such documents and provide to the Administrative Agent through Electronic Systems electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents to it and maintaining its copies of such documents.

SMG represents and warrants that each of it, and its Controlling and Controlled entities, in each case, if any (collectively with the Borrowers, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, SMG hereby (A) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (c) above (limited, in the case of Section 5.01(c), to the financial statements provided for the last month of each calendar quarter) (collectively or individually, as the context requires, the “Financial Statements”), along with the Loan Documents, available to Public-Siders and (B) agree that at the time such Financial Statements are provided hereunder, they shall already have been made available to holders of any such securities. SMG will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall SMG request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrowers’ compliance with the covenants contained herein or with respect to the Term Loan Borrowing Base.

Section 5.02.        Notices of Material Events. The Borrower Representative will furnish to the Administrative Agent (for distribution to each Lender) prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)            the occurrence of any Default hereunder or any “Default” under, and as defined in, the ABL Documents;

(b)            receipt of any notice of any investigation by a Governmental Authority or any litigation or Proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, or (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $1,000,000 in respect of any tax, fee, assessment, or other governmental charge;

(c)            any filing by a Governmental Authority with respect to a Lien imposed by law for Taxes in excess of $50,000 that are past due and payable (unless being contested in compliance with Section 5.04) or receipt of any other written notice claiming a Lien arising by operation of law that may obtain priority over the Lien in favor of the Administrative Agent by operation of law;

(d)            any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(e)            within two (2) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral in the amount of $500,000 or more is located;

(f)            all amendments to the ABL Documents, together with a copy of each such amendment;

(g)            within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;

(h)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $1,000,000;

(i)            within five (5) Business Days after any Loan Party obtains knowledge of any other development that results, or could reasonably be expected to result in, a Material Adverse Effect; and

(j)            within five (5) Business Days after any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Credit Agreement” and (iii) shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.        Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, (b) maintain all requisite authority to conduct its business in its jurisdiction of organization and each other jurisdiction in which its business is conducted, except to the extent that the failure to be so qualified in any such other jurisdiction could not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (c) carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted (or such other types of business permitted by Section 6.03(c)).

Section 5.04.        Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except (i) where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) none of the Collateral would become subject to forfeiture or loss as a result of the contest, or (ii) with respect to Taxes and other material liabilities and obligations, to the extent the failure to so pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.05.        Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

Section 5.06.        Books and Records; Inspection Rights; Appraisals. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries, in all material respects, are made of all material dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent and each Lender to contact its independent accountants directly) and to provide contact information for each bank where each Loan Party has a depository and/or securities account and each such Loan Party hereby authorizes the Administrative Agent and each Lender to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders. The Loan Parties shall be responsible for the costs of expenses of one (1) appraisal of the M&E and Rolling Stock during any 12-month period covering each Borrower; provided, that the Loan Parties shall be responsible for the costs and expenses of all appraisals initiated while an Event of Default has occurred and is continuing (and no prior notice shall be required during the continuance of an Event of Default.

Section 5.07.        Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (a) comply with each Requirement of Law applicable to it or its property (including without limitation applicable Environmental Laws) and (b) perform in all material respects its obligations under Material Agreements to which it is a party, except, in each case of clause (a) or (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.08.        Use of Proceeds.

(a)            The proceeds of the Loans will be used only (i) to consummate the Closing Date Transactions and the other Transactions on the Effective Date (including the refinancing of the Existing Indebtedness on the Effective Date and the payment of fees and expenses related to the Transactions), and (ii) for working capital and general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, (x) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X or (y) to make any Acquisition other than a Permitted Acquisition.

(b)            No Borrower will request any Borrowing, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09.        Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.10.        Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.11.        Casualty and Condemnation. The Borrowers will furnish to the Administrative Agent and the Lenders prompt written notice upon obtaining knowledge of any casualty or other insured damage to any material portion of the Collateral with a book value in excess of $250,000 or the commencement of any action or proceeding for the taking of any material portion of the Collateral with a book value in excess of $250,000 or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 5.12.        Rolling Stock; Certificates of Title.

(a)            With respect to Rolling Stock not covered by the Closing Appraisal, within ten (10) days after the date of the acquisition of Rolling Stock with an aggregate appraised value equal to or greater than $100,000, each Loan Party shall deliver to the Administrative Agent or the Servicing Agent all original Certificates of Title or other documents of title (or, in the event that electronic recordation of liens on the Certificate of Title or other document of title is available, all necessary recording information with respect thereto) for all Rolling Stock owned by such Loan Party, the ownership of which is required to be evidenced by a Certificate of Title or other document of title under the laws applicable to such Rolling Stock, and ensure that the Administrative Agent or the Servicing Agent has received all documentation and information necessary for the Administrative Agent’s name to be noted on such Certificates of Title or other documents of title as a lienholder.

(b)            Unless and until the Administrative Agent may direct otherwise, the following shall be located only at the locations set forth in the Custodial Agreement: (i) any manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer to or ownership of any Loan Party of any of the Rolling Stock; and (ii) any Certificates of Title at any time issued under the laws of any State with respect to any of the Rolling Stock.

(c)            The Loan Parties shall direct (or authorize the Servicing Agent to direct) the applicable Governmental Authority notating the Liens of the Administrative Agent in all Rolling Stock of the Loan Parties to deliver the duly endorsed Certificates of Title directly to the Servicing Agent (or upon the Administrative Agent’s direction, to the Administrative Agent), and to the extent any duly endorsed Certificates of Title are improperly delivered to the Loan Parties, the Loan Parties shall promptly deliver such certificates of title to the Servicing Agent (or upon the Administrative Agent’s direction, to the Administrative Agent).

(d)            All Rolling Stock will be used by the Loan Parties in the ordinary course of their business and will not be held for sale, lease or rent.

Section 5.13.        Depository Banks. From and after the date required on Schedule 5.15 (or such later date as may be approved in writing by the Administrative Agent in its sole discretion (including by e-mail notification)), each Borrower and each Subsidiary will maintain the ABL Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business; provided, however, each Borrower may maintain certain Excluded Accounts.

Section 5.14.        Additional Collateral; Further Assurances.

(a)            Subject to applicable Requirement of Law, each Loan Party will cause each Subsidiary formed or acquired after the date of this Agreement (other than any Inactive Subsidiary) to become a Loan Party by executing a Joinder Agreement, concurrently with the formation or acquisition thereof, or such later date as may be approved in writing by the Administrative Agent in its sole discretion. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor or, if approved by Administrative Agent, a Borrower hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents, and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral. The Loan Parties will (concurrently with the formation or acquisition thereof, or such later date as may be approved in writing by the Administrative Agent in its sole discretion) cause to be delivered customary secretary’s certificates and other deliverables, including favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this Section 5.14), in form, content and scope reasonably satisfactory to the Administrative Agent. The Loan Parties shall notify the Administrative Agent, regarding such Subsidiary, of (i) its jurisdiction of formation, (ii) the number of shares of each class of its Equity Interests outstanding, (iii) the number and percentage of outstanding shares of each class owned (directly or indirectly) by the Loan Parties or any Subsidiary and (iv) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

(b)            Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries and each Foreign Subsidiary that constitutes a Loan Guarantor, and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each Foreign Subsidiary (to the extent not a Loan Guarantor) directly owned by such Loan Party to be subject at all times to a first priority (subject to the ABL Liens and Permitted Encumbrances which may have priority by operation of Requirements of Law), perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c)            Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d)            If any material assets are acquired by any Loan Party after the Effective Date (other than Excluded Property or assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and cause such assets to be subjected to a Lien securing the Secured Obligations, and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.14(c) above, all at the expense of the Loan Parties. For the avoidance of doubt, at all times prior to the joinder of a Subsidiary as contemplated above, no Subsidiary shall be a Loan Party and the Eligible M&E and Eligible Rolling Stock of such Subsidiary shall not be included in the Term Loan Borrowing Base.

Section 5.15.        Post-Closing Obligations. The Loan Parties shall satisfy each requirement set forth on Schedule 5.15 on or before the respective date specified for such requirement (or such later date as may be approved in writing by the Administrative Agent in its sole discretion (including by e-mail notification)).

ARTICLE VI

Negative Covenants

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01.        Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)            the Secured Obligations;

(b)            (i) the ABL Debt, so long as such ABL Debt is subject to the Intercreditor Agreement and is not in excess of the ABL Loan Maximum Amount (as defined in the Intercreditor Agreement), and (ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with Section 6.01(f) hereof;

(c)            Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party owing to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)            Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this Section 6.01(d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)            Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with Section 6.01(f) below; provided that (i)  such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(e) together with any Refinance Indebtedness in respect thereof permitted by Section 6.01(f) below, shall not exceed $1,000,000 at any time outstanding;

(f)            Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in Sections 6.01(b), 6.01(e), 6.01(i), 6.01(j) and 6.01(k) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness other than fees and interests are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness, (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness, and (vii) if the Original Indebtedness consists of ABL Debt, such Refinancing Indebtedness and the Liens securing such Refinancing Indebtedness must be subject to the Intercreditor Agreement;

(g)            Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)            Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)            the Barnhart Seller Note and other Subordinated Indebtedness with terms reasonably satisfactory to the Administrative Agent in an aggregate principal amount not exceeding $3,000,000 at any time outstanding (excluding the Barnhart Seller Note) and any unsecured Indebtedness that consists of deferred purchase price obligations, earnout obligations or similar contingent obligations arising out of an Acquisition, in each case, on terms and conditions reasonably acceptable to Administrative Agent in an aggregate principal amount not exceeding $1,000,000;

(j)            Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(j), together with any Refinance Indebtedness in respect thereof permitted by Section 6.01(f) above, shall not exceed $1,000,000 at any time outstanding;

(k)            Indebtedness arising from the endorsement of instruments for collection in the ordinary course of business;

(l)            Indebtedness consisting of the financing of unpaid insurance premiums of any Loan Party in the ordinary course of business, so long as (i) such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy (not to exceed 1 year) and (ii) any unpaid amount of such Indebtedness is fully cancelled upon termination of the underlying insurance policy;

(m)            Indebtedness of an Inactive Subsidiary pursuant an EIDL Note in an aggregate principal amount outstanding not to exceed $265,000; and

(n)            other unsecured Indebtedness in an aggregate principal amount not exceeding $2,000,000.

Section 6.02.        Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a)            (i) Liens created pursuant to any Loan Document, and (ii) ABL Liens;

(b)            Permitted Encumbrances;

(c)            any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)            Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e)            any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)            Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g)            Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h)            Liens on any property or assets of any Inactive Subsidiary to secure the Indebtedness evidenced by the EIDL Notes; provided that (i) such Lien shall not apply to any other property or asset of any other Loan Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(i)            Liens solely on any reasonable and customary cash earnest money deposits, escrow arrangements or similar arrangements made by any Loan Party in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(j)            leases or subleases of real or personal property granted to other Persons (as lessee thereof) that do not (i) interfere in any material respect with the business of any Borrower and its Subsidiaries, taken as a whole or (ii) secure Indebtedness;

(k)            Liens arising from grants of non-exclusive licenses or sublicenses of intellectual property made in the ordinary course of business;

(l)            ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by SMG or any Subsidiary are located;

(m)            Liens purportedly evidenced by any precautionary UCC financing statement evidencing a lease intended to be an operating lease;

(n)            Liens securing Indebtedness permitted under Section 6.01(l), so long as such Liens attach solely to such insurance policies and the unearned premiums in respect of such insurance policies (including any gross unearned premiums and any payment on account of loss which results in reduction of unearned premiums); and

(o)            other Liens not otherwise described in this Section 6.02 securing obligations (other than Total Funded Indebtedness) incurred in the ordinary course of business in an aggregate outstanding amount not to exceed $500,000.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and Section 6.02(a) above.

Section 6.03.        Fundamental Changes.

(a)            No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than SMG) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party (or, if such Loan Party is merged with a Borrower, such Borrower shall be the surviving entity), (iii) any Subsidiary that is not a Loan Party (including any Inactive Subsidiary) may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and such liquidation or dissolution is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (iv) any Subsidiary of any Borrower may Dispose of all or any substantial part of its assets (but not its liabilities) to any Loan Party.

(b)            No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c)            No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries (taken as a whole) on the date hereof and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions thereof.

(d)            No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date; provided that any Loan Party (other than SMG) may change their fiscal year from the basis in effect on the Effective Date to match SMG’s fiscal year, and the Loan Parties and their Subsidiaries may change their fiscal year from the basis in effect on the Effective Date subject to prior written notice to and approval from the Administrative Agent in its Permitted Discretion, subject to such adjustments to this Agreement as SMG and the Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize SMG and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

(e)            No Loan Party will change the accounting basis upon which its financial statements are prepared from GAAP to a different body of accounting principles.

(f)            No Loan Party will change the tax filing elections it has made under the Code without prior written notice to the Administrative Agent.

Section 6.04.        Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or make any Investment, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)            cash and Permitted Investments;

(b)            Investments in existence on the date hereof and described in Schedule 6.04;

(c)            (i) Investments by a Loan Party in another Loan Party, (ii) Investments by the Loan Parties in their respective Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $250,000 in the aggregate at any time outstanding for all such Investments and (iii) Investments by the Loan Parties in the Inactive Subsidiaries to make payments on the EIDL Notes;

(d)            (i)  loans and advances to a Loan Party in another Loan Party and (ii) loans and advances from the Loan Parties to their respective Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $250,000 in the aggregate at any time outstanding for all such loans and advances;

(e)            Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs), and (iii) as of the date of any such Guarantee by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party, no Event of Default has occurred and is continuing, or would result therefrom;

(f)            (i) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $200,000 in the aggregate at any one time outstanding and (ii) leases of Equipment in the form of TRAC Lease Agreements so long as the revenues attributable to such TRAC Lease Agreements do not, in the aggregate, exceed ten percent (10%) of the consolidated gross revenues of the Loan Parties;

(g)            notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h)            investments in the form of Swap Agreements permitted by Section 6.07;

(i)            investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)            investments received in connection with Dispositions permitted by Section 6.05;

(k)            investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l)            Permitted Acquisitions;

(m)            Accounts receivable owned by any Borrower or any Subsidiary, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(n)            investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(o)            deposits made in the ordinary course of business securing obligations or performance under contracts, such as in connection with real estate or personal property leases; and

(p)            other Investments not otherwise described in this Section 6.04, subject to the satisfaction of the Payment Condition with respect to each such Investment (as determined by the Administrative Agent in its Permitted Discretion).

Notwithstanding the foregoing, in no event shall any Loan Party make, or permit any other Loan Party to make, any Investment (i) that results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.08 and (ii) in or to any Affiliate or Subsidiary that is not a Loan Party consisting of Intellectual Property (or exclusive rights thereto) constituting Collateral or any other Collateral that is material to the business of SMG and its Subsidiaries (it being understood that any such Collateral with a fair market value in excess of $500,000 shall be deemed to be material to the business of SMG and its Subsidiaries), (the foregoing requirement, the “Material Transfers Prohibition”).

Section 6.05.        Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)            Dispositions of (i) Inventory or goods held for sale in the ordinary course of business, (ii) obsolete, worn out or surplus equipment or property in the ordinary course of business (including allowing any registrations or applications for registration of immaterial intellectual property to lapse or go abandoned in the ordinary course of business), and (iii) cash and Permitted Investments in the ordinary course of business (but not to Affiliates, except as otherwise permitted by the Loan Documents);

(b)            Dispositions of assets to any Borrower or any Subsidiary, provided that, (i) any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09 and (ii) any such Disposition by a Loan Party to a Subsidiary that is not a Loan Party shall only be permitted to the extent that the Payment Condition shall have been satisfied (as determined by the Administrative Agent in its Permitted Discretion) with respect to each such Disposition;

(c)            Dispositions of delinquent Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(d)            Dispositions of Permitted Investments and other Investments permitted by Section 6.04, including any Disposition of Equipment pursuant to the terms of a TRAC Lease Agreement;

(e)            Sale and Leaseback Transactions permitted by Section 6.06;

(f)            Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g)            the termination of any transaction under any Swap Agreement permitted hereunder;

(h)            any Loan Party may lease real or personal property, and may license (or sublicense) intellectual property, in the ordinary course of business, to the extent not (i) interfering in any material respect with the business of any Borrower and its Subsidiaries, taken as a whole or (ii) securing Indebtedness; and

(i)            Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets Disposed of in reliance upon this Section 6.05(i) shall not exceed $2,500,000 during any fiscal year of the Borrowers;

provided that all Dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 75% cash consideration. Notwithstanding the foregoing, Material Transfers Prohibition shall also apply to this Section 6.05.

Section 6.06.        Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use (or any other Loan Party or Subsidiary intends to use) for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.07.        Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

Section 6.08.        Restricted Payments; Certain Payments of Indebtedness.

(a)            No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)            the Borrowers may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii)            Subsidiaries that are wholly-owned by one or more Loan Parties may declare and pay dividends ratably to such Loan Parties with respect to their Equity Interests;

(iii)            the Loan Parties may make Restricted Payments to purchase stock or stock options of SMG (or its direct or indirect parent) from present or former officers, directors or employees thereof (or of any Loan Party), or make cash payments in lieu of the issuance of fractional shares in connection with any such stock options issued to any of the foregoing, in an aggregate amount not to exceed $1,000,000 in any fiscal year and so long as, before and after giving effect to any such payment, (x) no Default or Event of Default has occurred and be continuing and (y) the Loan Parties are in compliance on a pro forma basis with the financial covenants set forth in Section 6.13; and

(iv)            the Borrowers may make other Restricted Payments subject to the satisfaction of the Payment Condition (as determined by the Administrative Agent in its Permitted Discretion) with respect to each such Restricted Payment.

(b)            No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)            payment of Indebtedness created under the Loan Documents;

(ii)            payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01 (other than the ABL Debt), other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)            refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)            payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, to the extent such sale or transfer is permitted by the terms of Section 6.05;

(v)            payments of deferred purchase price obligations, earn-out obligations or similar contingent obligations arising out of an Acquisition (including payments on the Barnhart Seller Note) as and when the same become due in with the terms thereof, in each case, so long as the Payment Condition shall have been satisfied (as determined by the Administrative Agent in its Permitted Discretion) with respect to each such payment;

(vi)            (i) payment of regularly scheduled interest (including default interest) and principal payments as and when due in respect of the ABL Debt, and (ii) payment of costs, expenses, fees, indemnity payments and similar payments (but not payments on account of principal or interest) in respect of the ABL Debt;

(vii)            voluntary and mandatory principal prepayments of the ABL Debt (other than in connection with a permanent reduction (or termination) of the Revolving Commitments (as defined in the ABL Credit Agreement) in accordance with the terms of the ABL Credit Agreement and the Intercreditor Agreement;

(viii)            voluntary or mandatory principal prepayments of the ABL Debt in connection with a permanent reduction (or termination) of the Revolving Commitments (as defined in the ABL Credit Agreement), so long as, with respect to each such payment, (A) no Default has occurred and is continuing or would result immediately after giving effect to such payment, (B) the Borrowers shall have Revolving Availability calculated on a pro forma basis immediately after giving effect to and at all times during the 45-day period immediately prior to such payment of not less than the greater of (x) 20% of the Revolving Commitment or (y) $5,000,000, (C) the Borrowers shall have a Fixed Charge Coverage Ratio for the trailing twelve months most recently ended for which financial statements have been delivered pursuant hereto, calculated on a pro forma basis after giving effect to such payment, of not less than 1.00 to 1.00, (D) the Borrowers shall have provided written notice thereof to the Administrative Agent not less than five (5) Business Days (or such shorter period as may be approved by the Administrative Agent in its sole discretion) prior to making any such payment, and (E) before making any such payment, the Borrower Representative shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to compliance with the items described in the foregoing clauses (A), (B) and (C) of this paragraph and attaching calculations for clauses (B) and (C); provided, that, the Loan Parties may voluntarily prepay such ABL Debt without satisfaction of the Payment Condition (1) in connection with Refinance Indebtedness in respect thereof in accordance with the terms hereof, (2) by converting or exchanging such Indebtedness for Equity Interests (other than Disqualified Stock) or (3) to the extent such payment is made with the net cash proceeds of the issuance of Equity Interests by SMG (other than Disqualified Stock); and

(ix)            other payments or prepayments of Indebtedness subject to the satisfaction of the Payment Condition (as determined by the Administrative Agent in its Permitted Discretion) with respect to each such payment.

Section 6.09.        Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, (c) any Investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors, and (i) compensation paid to, and indemnities provided for the benefit of, consultants of the Borrowers or their Subsidiaries in the ordinary course of business pursuant to consulting agreements approved by a Borrower’s board of directors.

Section 6.10.        Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions imposed by any ABL Debt Document or Refinancing Indebtedness in respect thereof, so long as such restrictions and conditions (x) permit the Liens securing the Secured Obligations under the Loan Documents, (y) permit the Loan Parties to Guarantee the Guaranteed Obligations and (z) do not otherwise violate or contravene the terms of the Intercreditor Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary or all or substantially all of the assets of any Loan Party or any of its Subsidiaries, in each case pending such transaction, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.11.        Amendment of Certain Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, any Material Indebtedness (other than the ABL Debt) or its Organizational Documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders or otherwise prohibited by the terms of any applicable subordination or intercreditor agreement, or (b) any other Material Agreement (other than the ABL Debt Documents), the Closing Date Transaction Agreement or any other definitive acquisition agreement executed in connection with any Permitted Acquisition, to the extent any such amendment, modification or waiver would be adverse to the Lenders in any material respect. In addition, no Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under any ABL Debt Document, except to the extent permitted by, and in accordance with, the Intercreditor Agreement.

Section 6.12.        No Interline Trust Arrangements. No Loan Party will (a) enter into any Independent Contractor Agreement or similar document or agreement (or amend an existing Independent Contractor Agreement or similar document) that (i) includes or could reasonably be expected or interpreted to create an “interline arrangement” or constructive trust, (ii) requires any Loan Party to segregate, reserve or otherwise set aside or agree to segregate, reserve or otherwise set aside proceeds of such Loan Party’s customer payments or other funds to be paid onwards to independent contractors or operators, or (iii) provides that a Person other than the relevant Loan Party is responsible for payment of fees and charges or other obligations thereunder to the independent contractor or operator, (iv)  provides the independent contractor or operator recourse to such Loan Party’s customer for non-payment by the relevant Loan Party or that conditions payment to the independent contractor or operator on the Loan Party’s receipt of payment by such Loan Party’s customer, (b) receive funds from a customer deposited into a segregated account for a particular independent contractor or operator, or otherwise maintain such funds received from a customer in a manner that is segregated or identified for a particular independent contractor or operator, or (c) make payments under any Independent Contractor Agreement or to any independent contractor or operator from a segregated account.

Section 6.13.        Financial Covenants.

(a)            Fixed Charge Coverage Ratio.  The Borrowers will not permit, as of the end of any calendar month, commencing with the twelve (12) consecutive month period ended July 31, 2023, through and including the last day of each twelve (12) consecutive month period ended thereafter, the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00.

(b)            Minimum Availability. The Borrowers and their Subsidiaries will not permit Availability to be less than $3,750,000 at any time.

(c)            Minimum EBITDA. The Borrowers and their Subsidiaries will not permit, as of the end of any calendar month, commencing with the month ending July 31, 2023, EBITDA to be less than the minimum amount set forth in the following table for the applicable period set forth opposite thereto:

Period	Minimum Consolidated EBITDA
Twelve (12) consecutive month period ended July 31, 2023	$11,023,140
Twelve (12) consecutive month period ended August 31, 2023	$10,819,813
Twelve (12) consecutive month period ended September 30, 2023	$11,299,881
Twelve (12) consecutive month period ended October 31, 2023	$11,982,936
Twelve (12) consecutive month period ended November 30, 2023	$11,708,089
Twelve (12) consecutive month period ended December 31, 2023	$12,661,246
Twelve (12) consecutive month period ended January 31, 2024	$13,096,448
Twelve (12) consecutive month period ended February 29, 2024	$13,868,999
Twelve (12) consecutive month period ended March 31, 2024	$14,419,060
Twelve (12) consecutive month period ended April 30, 2024	$13,986,457

Twelve (12) consecutive month period ended May 31, 2024	$14,854,892
Twelve (12) consecutive month period ended June 30, 2024	$15,741,372
Twelve (12) consecutive month period ended July 31, 2024	$15,996,910
Twelve (12) consecutive month period ended August 31, 2024	$16,181,350
Twelve (12) consecutive month period ended September 30, 2024	$16,324,635
Twelve (12) consecutive month period ended October 31, 2024	$16,445,722
Twelve (12) consecutive month period ended November 30, 2024	$16,581,982
Twelve (12) consecutive month period ended December 31, 2024	$16,952,524
Twelve (12) consecutive month period ended January 31, 2025	$17,099,036
Twelve (12) consecutive month period ended February 28, 2025	$17,247,098
Twelve (12) consecutive month period ended March 31, 2025	$17,396,710
Twelve (12) consecutive month period ended April 30, 2025	$17,547,873
Twelve (12) consecutive month period ended May 31, 2025	$17,700,586
Twelve (12) consecutive month period ended June 30, 2025	$17,854,850
Twelve (12) consecutive month period ended July 31, 2025	$18,010,664
Twelve (12) consecutive month period ended August 31, 2025	$18,168,028
Twelve (12) consecutive month period ended September 30, 2025	$18,326,943

Twelve (12) consecutive month period ended October 31, 2025	$18,487,408
Twelve (12) consecutive month period ended November 30, 2025	$18,649,423
Twelve (12) consecutive month period ended December 31, 2025	$18,812,989
Twelve (12) consecutive month period ended January 31, 2026	$18,996,878
Twelve (12) consecutive month period ended February 28, 2026	$ 19,182,712
Twelve (12) consecutive month period ended March 31, 2026	$19,370,493
Twelve (12) consecutive month period ended April 30, 2026	$19,560,219
Twelve (12) consecutive month period ended May 31, 2026	$19,751,892
Twelve (12) consecutive month period ended June 30, 2026	$19,945,510
Twelve (12) consecutive month period ended July 31, 2026	$20,141,074

(d)            Maximum Net Capital Expenditures. The Borrowers and their Subsidiaries will not permit, as of the end of any calendar month, commencing with the month ending July 31, 2023, Net Capital Expenditures in excess of the maximum amount set forth in the following table for the applicable period set forth opposite thereto; provided that (a) any amounts raised from the proceeds of any issuance of Equity Interests of SMG in a single transaction or series of related transactions (other than amounts received in connection with an Event of Default) shall increase the amounts set forth below for the entire measurement period in which SMG receives the new proceeds of such Equity Interests so long as such amounts are used to fund Capital Expenditures within sixty (60) days of such receipt and (b) if the Borrowers do not utilize the entire amount of Net Capital Expenditures permitted in any period, the Borrowers may carry forward to the immediately succeeding period only, the lesser of (i) 50% of such unutilized amount and (ii) $1,000,000:

Period	Maximum Net Capital Expenditures
Commencing on the twelve (12) consecutive month period ended July 31, 2023 through and including the twelve (12) consecutive month period ended December 31, 2023	$3,500,000

Commencing on the twelve (12) consecutive month period ended January 31, 2024 through and including the twelve (12) consecutive month period ended December 31, 2024	$4,000,000
Commencing on the twelve (12) consecutive month period ended January 31, 2025 through and including the twelve (12) consecutive month period ended December 31, 2025	$4,500,000
Each twelve (12) consecutive month period ended thereafter	$5,000,000

ARTICLE VII

Events of Default

Section 7.01.        Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)            the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.14, 5.15 or in Article VI;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10, 5.11 or 5.13 of this Agreement or (ii) 20 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f)            any Loan Party or Subsidiary shall fail to make any payment (whether of principal, interest or fees and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to all grace periods;

(g)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)            (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (excluding any portion covered by a solvent and unaffiliated insurer that has not denied coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or result in a liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $1,000,000 for all periods;

(m)            a Change in Control shall occur;

(n)            the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided (or if no specific grace period therein and except as otherwise expressly provided therein, which default or breach continues beyond 20 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent);

(o)            the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08;

(p)            except as permitted by the terms of any Collateral Document or the Intercreditor Agreement, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien (other than (x) with respect to any ABL Priority Collateral, the ABL Liens or (y) solely as a result of the failure of the Administrative Agent to take any action within its control to maintain the perfection of any Liens created in favor of the Administrative Agent for the benefit of the Secured Parties (excluding any action or inaction based on facts or circumstances for which the Administrative Agent has not been notified in contravention of the provisions of the Loan Documents));

(q)            any Collateral Document shall fail to remain in full force or effect (except pursuant to the terms of any Collateral Document) or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(r)             any material provision of any Loan Document for any reason (other than as expressly permitted hereunder or thereunder) ceases to be valid, binding and enforceable in accordance with its terms in all material respects (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms in any material respect, other than as expressly permitted hereunder or thereunder);

then, and in every such event (other than an event with respect to the Borrowers described in Section 7.01(h) or 7.01(i) above), and at any time thereafter during the continuation of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower Representative, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii)  in the case of any event with respect to the Borrowers described in Section 7.01(h) or 7.01(i) above, the principal of the Loans then outstanding, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Section 8.01.        Authorization and Action.

(a)             Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any other Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)             [Reserved].

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)            The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02.        Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)             Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower Representative, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower Representative, a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03.        [Reserved].

Section 8.04.        The Administrative Agent Individually. With respect to its Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender, as the case may be. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.05.        Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.06.        Acknowledgements of Lenders.

(a)             Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c)             Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d)            Erroneous Payments.

(i)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(d) shall be conclusive, absent manifest error.

(ii)           Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)          Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iv)          Each party’s obligations under this Section 8.06(d) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07.        Collateral Matters.

(a)             Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b)            [Reserved].

(c)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.08.        Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09.        Certain ERISA Matters.

(a)             Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-Sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.10.        Flood Laws. Great Rock has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Great Rock, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Great Rock reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.11.        Merger. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

ARTICLE IX

Miscellaneous

Section 9.01.        Notices; Approved Electronic Communications.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to any Loan Party, to the Borrower Representative at:

SMG Industries Inc.

20475 State Hwy 249, Suite 450

Houston, TX 77070

Attention: Matthew Flemming

Email: [***]

(ii)            if to the Administrative Agent at:

Great Rock Capital Partners Management, LLC

285 Riverside Avenue

Westport, CT 06880

Attention: Tom Keefe

Email: [***]

with a copy to (which shall not constitute notice):

Blank Rome LLP

717 Texas Avenue, Suite 1400

Houston, Texas 77002

Attention: Sarah H. Frazier

Email: Sarah.Frazier@blankrome.com

(iii)          if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Approved Electronic Communications, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)            The Administrative Agent and each Lender and each of their respective Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. Each of the Loan Parties and each Lender hereby acknowledges and agrees that the use of Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing Lender and each of its Affiliates to transmit Approved Electronic Communications. None of any Lender or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of any electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by any Lender or any of its Affiliates or related persons in connection with any electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each Borrower and each other Loan Party executing this Agreement agrees that Lender has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for any Approved Electronic Communication.

(c)            No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which Lender and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the Uniform Commercial Code, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

(d)            Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.        Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)            Subject to Section 2.14(c), 2.14(d) and 2.14(e) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that, a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (provided that (x) any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B) and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or any other amount at the applicable default rate), (C) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Section 2.18(b) or 2.18(d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender, (E) increase the advance rates set forth in the definition of Term Loan Borrowing Base or add new categories of eligible assets, without the written consent of each Lender, (F) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender directly affected thereby, (G) release any Guarantor from its obligations under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.02(c) below), without the written consent of each Lender, or (H) except as provided in Section 9.02(c) or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)            The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary pursuant to a transaction permitted hereby, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee, and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e)             Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 9.03.        Expenses; Limitation of Liability; Indemnity; Etc.

(a)             Expenses. The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent (but limited to one primary counsel to Administrative Agent, one local counsel to Administrative Agent in each reasonably necessary jurisdiction, and one specialty counsel to Administrative Agent in each reasonably necessary specialty area) in connection with the syndication and distribution (including, without limitation, via the internet or through any Approved Electronic Communications) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved], and (iii) out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (but limited to one primary counsel to Administrative Agent and the Lenders, taken as a whole, one local counsel in each reasonably necessary jurisdiction, and one specialty counsel in each reasonably necessary specialty area, and in the event of any actual or potential conflict of interest, additional counsel for each group of similarly situated Persons), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A)           subject to the limitations contained herein, appraisals and insurance reviews;

(B)            subject to the limitations contained herein, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C)            background checks regarding senior management of the Loan Parties, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(D)           Taxes, fees and other charges for (1) lien and title searches and title insurance and (2) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E)            sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(F)            forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Loans or to another deposit account, all as described in Section 2.18(c).

(b)            Limitation of Liability. To the extent permitted by applicable law (i) neither any Borrower nor any Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)             Indemnity. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, (ii) the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or the use of the proceeds therefrom, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (v) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (vi) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from (x) the gross negligence or willful misconduct of such Indemnitee or (y) the material breach in bath faith by such Indemnitee of its express obligations under this Agreement pursuant to a claim initiated by a Loan Party. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF EACH BORROWER AND EACH BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(d)            Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and Payment in Full of the Secured Obligations.

(e)            Payments. All amounts due under this Section 9.03 shall be payable promptly, and in any event not later than three (3) Business Days after written demand therefor.

Section 9.04.        Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)            the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment of all or a portion of the Term Loans and Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)             the Administrative Agent.

Notwithstanding anything set forth to the contrary in this Agreement or any other Loan Document, Great Rock may assign, without Borrower Representative’s consent as set forth in clause (b)(i)(A) of this Section 9.04, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to one or more assignees, whether or not related to Great Rock.

(ii)           Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about SMG, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (b), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (c) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07, 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under Section 9.04(b) above; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a NYFRB, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.        Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of the Obligations. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06.        Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.07.        Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender or their respective Affiliates, irrespective of whether or not such Lender or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The applicable Lender or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

Section 9.09.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)            The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)            Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)             Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d)            Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)             Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.        Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to any Person providing a Guarantee of all or any portion of the Secured Obligations, (i) on a confidential basis to a Lender’s current or prospective investors or other financing sources, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, or any Lender on a non-confidential basis from a source other than the Borrowers, or (k) on a confidential basis to (1) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein.

For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13.        Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14.        USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.15.        Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16.        Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17.        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.18.        Marketing Consent.

The Borrowers hereby authorize Great Rock and its affiliates (collectively, the “Great Rock Parties”), at their respective sole expense, and without any prior approval by the Borrowers, to include any Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as the Great Rock Parties may from time to time determine in their sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies Great Rock in writing that such authorization is revoked.

Section 9.19.        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20.        No Fiduciary Duty, Etc.

(a)             Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b)            Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)             In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

Section 9.21.        [Reserved].

Section 9.22.        Joint and Several. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Administrative Agent and the Lenders for the Secured Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment, such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent, any Lender or any other Person. Each Borrower’s liability for the Secured Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans or other extensions of credit made to, other Borrowers. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the Loan Documents unless and until the Administrative Agent and each Lender have been paid in full and all of the Secured Obligations are satisfied and discharged following termination or expiration of all commitments of the Lenders to extend credit to the Borrowers. Each Borrower’s joint and several liability hereunder with respect to the Secured Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Secured Obligations or of any other document evidencing all or any part of the Secured Obligations, (ii) the absence of any attempt to collect any of the Secured Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument executed by any other Loan Party evidencing or securing the payment of any of the Secured Obligations, or any other agreement now or hereafter executed by any other Loan Party and delivered to the Administrative Agent, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Secured Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Secured Obligations, (vi) any increase in the amount of the Secured Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Loan Party. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to any Borrower, against any or all of Loan Parties to collect and recover all or any part of the Secured Obligations, without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Secured Obligations, and each Borrower waives any provision that might otherwise require the Administrative Agent or the Lenders under applicable law to pursue or exhaust remedies against any Collateral or other Loan Party before pursuing such Borrower or its property. Each Borrower consents and agrees that neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Secured Obligations.

ARTICLE X

Loan Guaranty

Section 10.01.      Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and outside attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02.      Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03.      No Discharge or Diminishment of Loan Guaranty.

(a)             Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)            Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than Payment in Full of the Guaranteed Obligations).

Section 10.04.      Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05.      Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

Section 10.06.      Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07.      Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08.      Termination. Each of the Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under Article VII hereof as a result of any such notice of termination.

Section 10.09.      Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or any Lender (as the case may be) receives the amount it would have received had no such withholding been made.

Section 10.10.       Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.11.      Contribution.

(a)            To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)            As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)            This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)            The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)            The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

Section 10.12.      Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

The Borrower Representative

Section 11.01.       Appointment; Nature of Relationship. SMG is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Loan Account, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

Section 11.02.      Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

Section 11.03.      Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

Section 11.04.      Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

Section 11.05.      Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

Section 11.06.      Execution of Loan Documents; Term Loan Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Term Loan Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

Section 11.07.      Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Term Loan Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Term Loan Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement

Section 11.08.      Intercreditor Agreement. The Administrative Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as the Term Loan Representative (as defined in the Intercreditor Agreement) on behalf of each Lender.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

Borrowers:

SMG Industries Inc.

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	Interim CEO

5J DRIVEAWAY LLC

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	CEO

5J LOGISTICS SERVICES LLC

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	CEO

5J OILFIELD SERVICES, LLC

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	CEO

5J SPECIALIZED LLC

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	CEO

5J TRANSPORTATION LLC

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	CEO

Signature Page to Credit Agreement

5J TRUCKING, LLC

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	CEO

BARNHART FLEET MAINTENANCE, LLC

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	CFO

BARNHART TRANSPORTATION, LLC

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	CFO

LAKE SHORE GLOBAL SOLUTIONS LLC

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	CFO

LAKE SHORE LOGISTICS, LLC

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	CFO

LEGEND EQUIPMENT LEASING, LLC

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	CFO

ROUTE 20 TANK WASH LLC

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	CFO

Signature Page to Credit Agreement

LOAN GUARANTORS:

SKYLINE HOLDING,INC.

By	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	CEO

Signature Page to Credit Agreement

GREAT ROCK CAPITAL PARTNERS MANAGEMENT, LLC, as the Administrative Agent

By	/s/ Kathleen Auda
Name:	Kathleen Auda
Title:	Chief Risk Officer

GRC SPV INVESTMENTS, LLC, as a Lender

By	/s/ Kathleen Auda
Name:	Kathleen Auda
Title:	Chief Risk Officer

Signature Page to Credit Agreement

COMMITMENT SCHEDULE

Lender	Term Loan Commitment
GRC SPV INVESTMENTS, LLC	$31,686,058.00
Total	$31,686,058.00